    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 1998
                                                      Registration No. 333-56497
================================================================================
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             --------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             --------------------

                                 BANCTEC, INC.

             (Exact name of registrant as specified in its charter)

   DELAWARE                          3670                        75-1559633
(State or other                (Primary Standard              (I.R.S. Employer
jurisdiction of                   Industrial                 Identification No.)
incorporation or              Classification Code
 organization)                      Number)

                               4851 LBJ FREEWAY
                             DALLAS, TEXAS  75244
                                (972) 341-4000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             --------------------

                             GRAHAME N. CLARK, JR.
         CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 BANCTEC, INC.
                               4851 LBJ FREEWAY
                             DALLAS, TEXAS  75244
                                (972) 341-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                             --------------------

                                  COPIES TO:

       JIM A. WATSON                                          TOD V. MONGAN
   VINSON & ELKINS L.L.P.                                     BANCTEC, INC.
 3700 TRAMMELL CROW CENTER                                  4851 LBJ FREEWAY
     2001 ROSS AVENUE                                     DALLAS, TEXAS  75244
 DALLAS, TEXAS  75201-2975                                   (972) 341-4000
      (214) 220-7762

                             --------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement

                             --------------------

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General
                 Instruction G, check the following box.  [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the
     Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
   SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL
BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION
                             8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
================================================================================

                                  PROSPECTUS


                           OFFER FOR ALL OUTSTANDING
                          7.50% SENIOR NOTES DUE 2008
                                IN EXCHANGE FOR
                          7.50% SENIOR NOTES DUE 2008
                                      OF
                                 BANCTEC, INC.

                             --------------------

                    Interest Payable June 1 and December 1

     BancTec, Inc. ("BancTec" or the "Company") is offering upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal") (which together constitute the "Exchange Offer") to exchange $1,000 principal amount of its new 7.50% Senior Notes due 2008 (the "New Notes") for each $1,000 principal amount of its outstanding 7.50% Senior Notes due 2008 (the "Old Notes") in the aggregate principal amount of $150,000,000. The form and terms of the New Notes are identical to the form and terms of the Old Notes except that the Old Notes were offered and sold in reliance upon certain exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act"), while the offering and sale of the New Notes in exchange for the Old Notes has been registered under the Securities Act, with the result that the New Notes will not bear any legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined) governing the Old Notes. The Exchange Offer is being made in order to satisfy certain contractual obligations of the Company. See "The Exchange Offer" and "Description of New Notes." The New Notes and the Old Notes are sometimes collectively referred to herein as the "Notes."

     Interest on the Notes will be payable semiannually on June 1 and December 1 of each year, commencing on December 1, 1998. The Notes will mature on June 1, 2008. The Notes will be redeemable at the option of the Company, in whole or in part, at a redemption price equal to the greater of (i) 100% of their principal amount, and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined) discounted to the date of redemption, on a semiannual basis, at the Treasury Rate (as defined) plus 15 basis points, plus in each case accrued interest thereon to the date of redemption. The Notes will not be subject to any sinking fund requirement. See "Description of New Notes." The Notes will be senior unsecured obligations of the Company, ranking pari passu with all existing and future senior debt of the Company and senior in right of payment to all future subordinated debt of the Company.

     The Exchange Offer will expire at 5:00 p.m., New York City time September 28, 1998, or such later date and time to which it is extended (the "Expiration Date").

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. See "The Exchange Offer" and "Plan of Distribution."

     Following the consummation of the Exchange Offer, holders of Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not be entitled to certain rights under the Registration Rights Agreement (as defined) and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity in the market for the Old Notes could be adversely affected. No assurance can be given as to the liquidity of the trading market for either the Old Notes or the New Notes.

                             --------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.


August 28, 1998

                          INCORPORATION BY REFERENCE

     The following documents, which have been filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997; (ii) the Company's Proxy Statement, dated April 10, 1998, relating to the Annual Meeting of Stockholders held on May 21, 1998; (iii) the Company's Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 1998 and June 30, 1998; (iv) the Company's Current Report on Form 8-K dated May 1, 1998; and (v) the Company's Current Report on Form 8-K dated May 18, 1998.

     In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the Expiration Date shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE THAT ARE INCORPORATED BY REFERENCE IN THE PROSPECTUS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO SUSAN SEITER, DIRECTOR--INVESTOR RELATIONS, BANCTEC, INC., AT (972) 341-4904.
IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY SEPTEMBER 21, 1998.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), with respect to the New Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits and schedules filed therewith. Statements contained in this Prospectus concerning the provisions of any contract, agreement or other document referred to herein or therein are not necessarily complete, but contain a summary of the material terms of such contracts, agreements or other documents. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for the complete contents of the exhibit, and each statement concerning its provisions is qualified in its entirety by such reference. The Registration Statement may be inspected, without charge, at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2551. Copies of such materials may also be obtained by mail at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials may also be obtained from the web site that the Commission maintains at www.sec.gov.

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission described above. The Company's Common Stock is listed on the New York Stock Exchange, and such materials also can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                          FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. THE WORDS "ANTICIPATE," "BELIEVE," "EXPECT," "PLAN," "INTEND," "ESTIMATE," "PROJECT," "WILL," "COULD," "MAY," "GOAL," "TARGET," "PURSUE" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS REFLECT THE COMPANY'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND FINANCIAL PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES RELATIVE TO MARKET DEMAND AND ACCEPTANCE, CHANGING ECONOMIC CONDITIONS, COMPETITION, RAPIDLY CHANGING TECHNOLOGY AND OTHER RISKS DETAILED IN THE COMPANY'S COMMISSION FILINGS. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES OCCUR, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY AND ADVERSELY FROM THOSE ANTICIPATED, BELIEVED, EXPECTED, PLANNED, INTENDED, ESTIMATED, PROJECTED, TARGETED, PURSUED OR OTHERWISE INDICATED.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Prospectus.

                                  THE COMPANY

OVERVIEW

     BancTec, Inc. (the "Company" or "BancTec") is a worldwide diversified systems integration and services company with a 25-year history of innovation in imaging technology, financial transaction processing and workflow productivity improvement. The Company produces check, remittance and financial instrument processing solutions for the banking, financial services, insurance, healthcare, government, utility, telecommunications and retail industries. The Company is also a leading provider of network support services for local area networks and personal computers. Serving Fortune 1000 companies, government agencies and leading personal computer manufacturers, BancTec provides premium service for more than two million personal computers nationwide.

     Founded in 1972, BancTec operates worldwide (with international sales in 1997 representing approximately 29% of total revenues) and serves over 5,000 customers in over 50 countries. Selected customers include the United States Federal Reserve Bank ("Federal Reserve"), GTE Corporation ("GTE"), International Business Machines Corporation ("IBM"), Dell Computer Corporation ("Dell"), Metropolitan Life Insurance Co. ("MetLife"), National Westminster Bank p.l.c. ("NatWest"), NationsBank Corporation ("NationsBank"), Citicorp, Sagawa Express Co. ("Sagawa Express"), Compaq Computer Corporation ("Compaq"), Lockheed Martin Corporation ("Lockheed Martin"), British Telecommunications plc ("British Telecom") and Inland Revenue of the United Kingdom ("U.K. Inland Revenue").

 BUSINESS STRATEGY

     Building on one of the largest installed customer bases in the industry, BancTec plans to grow revenue and earnings by expanding the breadth of products and services it offers its customers. For example, by incorporating its Plexus portfolio of workflow and image management software products into customer solutions, BancTec believes it can expand beyond traditional back office processing applications to deliver new applications and systems for enterprise-wide deployment by its customers. In addition, the Company is targeting new vertical markets, such as healthcare, where BancTec's comprehensive transaction and document processing solutions can improve efficiency and service. The Company differentiates itself from its competitors by offering a complete suite of advanced software applications, equipment and service designed for high volume, mission critical processing environments.

     BancTec has successfully built recurring revenue to balance the variable nature of the systems integration business, to enhance cash flow and to lessen the impact of economic disruptions. Today, more than 50% of the Company's revenue is from recurring sources, and BancTec will continue to target opportunities to further increase this percentage.

     BancTec expects to continue to capitalize on the accelerating trend toward outsourcing of services for distributed desktop computers (networks) through direct sales efforts to Fortune 1000 corporations and government agencies, and through strategic alliances with major information technology outsourcing contractors. The Company plans to expand its service offerings in the areas of network design and integration, help desk and training, remote network monitoring, and life cycle and project management. A leading supplier of warranty repair services for personal computers, BancTec will also continue to pursue additional contracts with major PC manufacturers and third party warranty administrators.

     In most of its business operations, BancTec employs a multi-channel strategy to market and distribute its products and services. Channels include direct sales to end users by the Company's sales force and sales to other manufacturers, systems integrators and value-added resellers. This distribution network allows the Company to pursue business in markets where local economic conditions preclude BancTec from having a direct presence.

     A key component of BancTec's strategy is an active research and development program to maintain its leadership position in payment and document processing technology. In addition, current development efforts are focused on expanding the Company's portfolio of Internet-enabled software products and new initiatives in the rapidly developing electronic commerce arena.

     BancTec operates pursuant to a conservative financial strategy and has an internal goal of maintaining a debt-to-capital ratio of 40% or less. While the Company in the past has exceeded this percentage for short periods of time to finance acquisitions, it has historically reduced leverage thereafter from free cash flow. After the issuance of the Old Notes it was 38%.

                               THE EXCHANGE OFFER

     The Exchange Offer applies to $150.0 million aggregate principal amount of the Old Notes. The form and terms of the New Notes are identical to the form and terms of the Old Notes except that the Old Notes were offered and sold in reliance upon certain exemptions from registration under the Securities Act, while the offering and sale of the New Notes in exchange for the Old Notes has been registered under the Securities Act, with the result that the New Notes will not bear any legends restricting their transfer. See "Description of New Notes."

The Exchange Offer..................... $1,000 principal amount of New Notes in exchange for each $1,000 principal
                                        amount of Old Notes.  As of the date
                                        hereof, Old Notes representing $150.0
                                        million aggregate principal amount
                                        were outstanding.  The terms of the
                                        New Notes and the Old Notes are
                                        substantially identical.

                                        Based on an interpretation by the
                                        Commission's staff set forth in
                                        no-action letters issued to third
                                        parties unrelated to the Company, the
                                        Company believes that, with the
                                        exceptions discussed herein, New
                                        Notes issued pursuant to the Exchange
                                        Offer in exchange for Old Notes may
                                        be offered for resale, resold and
                                        otherwise transferred by any person
                                        receiving the New Notes, whether or
                                        not that person is the holder (other
                                        than any such holder or such other
                                        person that is an "affiliate" of the
                                        Company within the meaning of Rule
                                        405 under the Securities Act),
                                        without compliance with the
                                        registration and prospectus delivery
                                        provisions of the Securities Act,
                                        provided that (i) the New Notes are
                                        acquired in the ordinary course of
                                        business of that holder or such other
                                        person, (ii) neither the holder nor
                                        such other person is engaging in or
                                        intends to engage in a distribution
                                        of the New Notes, and (iii) neither
                                        the holder nor such other person has
                                        an arrangement or understanding with
                                        any person to participate in the
                                        distribution of the New Notes.
                                        However, the Company has not sought,
                                        and does not intend to seek, its own
                                        no-action letter, and there can be no
                                        assurance that the Commission's staff
                                        would make a similar determination
                                        with respect to the Exchange Offer.
                                        See "The Exchange Offer -- Purpose
                                        and Effect."  Each broker-dealer that
                                        receives New Notes for its own
                                        account in exchange for Old Notes,
                                        where those Old Notes were acquired
                                        by the broker-dealer as a result of
                                        its market-making activities or other
                                        trading activities, must acknowledge
                                        that it will deliver a prospectus in
                                        connection with any resale of those
                                        New Notes.  See "Plan of
                                        Distribution."

Exchange and Registration Rights
  Agreement............................ The Old Notes were sold by the
                                        Company on May 22, 1998 in a private
                                        placement.  In connection with the
                                        sale, the Company entered into an
                                        Exchange and Registration Rights
                                        Agreement with the initial purchasers
                                        of the Old Notes (the "Registration
                                        Rights Agreement") providing for the
                                        Exchange Offer.  See "The Exchange
                                        Offer -- Purpose and Effect."

Expiration Date........................ The Exchange Offer will expire at
                                        5:00 P.M., New York City time,
                                        September 28, 1998, or such later
                                        date and time to which it is extended.

Withdrawal Rights...................... The tender of Old Notes pursuant to the Exchange Offer may be withdrawn
                                        at any time prior to 5:00 p.m., New
                                        York City time, on the Expiration
                                        Date.  Any Old Notes not accepted for
                                        exchange for any reason will be
                                        returned without expense to the
                                        tendering holder thereof as promptly
                                        as practicable after the expiration
                                        or termination of the Exchange Offer.

Interest on the New Notes
  and Old Notes........................ Interest on each New Note will accrue from the date of issuance of the Old
                                        Note for which the New Note is
                                        exchanged or from the date of the
                                        last periodic payment of interest on
                                        such Old Note, whichever is later.
                                        No interest will be paid on Old Notes
                                        which are exchanged for New Notes.

Conditions to the Exchange
  Offer................................ The Exchange Offer is subject to certain customary conditions, certain
                                        of which may be waived by the
                                        Company.  See "The Exchange Offer --
                                        Conditions."

Procedures for Tendering
  Old Notes............................ Each holder of Old Notes wishing to accept the Exchange Offer must
                                        complete, sign and date the Letter of
                                        Transmittal, or a copy thereof, in
                                        accordance with the instructions
                                        contained herein and therein, and
                                        mail or otherwise deliver the Letter
                                        of Transmittal, or the copy, together
                                        with the Old Notes and any other
                                        required documentation, to the
                                        Exchange Agent at the address set
                                        forth herein.  Persons holding Old
                                        Notes through the Depository Trust
                                        Company (the "DTC") and wishing to
                                        accept the Exchange Offer must do so
                                        pursuant to the DTC's Automated
                                        Tender Offer Program, by which each
                                        tendering Participant (as defined)
                                        will agree to be bound by the Letter
                                        of Transmittal.  By executing or
                                        agreeing to be bound by the Letter of
                                        Transmittal, each holder will
                                        represent to the Company that, among
                                        other things, (i) any New Notes to be
                                        received by it will be acquired in the
                                        ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the New Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the New Notes. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

                                        Pursuant to the Registration Rights
                                        Agreement, the Company is required to
                                        file a registration statement for a
                                        continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes if existing Commission interpretations are changed such that the New Notes received by holders in the Exchange Offer are not or would not be, upon receipt, transferable by each such holder without restriction under the Securities Act. See "The Exchange Offer -- Purpose and Effect."

Acceptance of Old Notes and
  Delivery of New Notes................ The Company will accept for exchange any and all Old Notes which are properly
                                        tendered in the Exchange Offer prior to
                                        5:00 p.m., New York City time, on the
                                        Expiration Date. The New Notes issued
                                        pursuant to the Exchange Offer will be
                                        delivered promptly following the
                                        Expiration Date. See "The Exchange
                                        Offer -- Terms on the Exchange Offer."

Exchange Agent......................... First Chicago Trust Company of New York
                                        is serving as Exchange Agent in
                                        connection with the Exchange Offer and
                                        its affiliate, The First National Bank
                                        of Chicago is serving as Trustee under
                                        the Indenture.

Federal Income Tax
  Considerations....................... The exchange pursuant to the Exchange
                                        Offer will not be a taxable event for
                                        federal income tax purposes. See
                                        "Certain United States Federal Income
                                        Tax Considerations."


Effect of Not Tendering................ Old Notes that are not tendered or that are tendered but not accepted will,
                                        following the completion of the Exchange
                                        Offer, continue to be subject to the
                                        existing restrictions upontransfer
                                        thereof. The Company will have no
                                        further obligation to provide for the
                                        registration under the Securities Act of such Old Notes.

Global Note............................ The New Notes will only be issued in registered form. Holders of
                                        beneficial interests in the Global
                                        Notes will not be considered the
                                        owners or holders of any New Notes
                                        under the Global Notes or the
                                        Indenture for any purpose.  Holders
                                        of beneficial interests in the Global
                                        Notes may be unable to transfer or
                                        pledge their interest in the Global
                                        Notes if physical delivery is
                                        required.  Payments by the
                                        Participants (as defined) and the
                                        Indirect Participants (as defined) to
                                        the beneficial owners of New Notes
                                        will be governed by standing
                                        instructions and customary practice
                                        and will be the responsibility of the
                                        Participants or Indirect Participants
                                        and not the Company or Trustee.  See
                                        "Book Entry; Delivery and Form."

                            TERMS OF THE NEW NOTES

Issuer................................. BancTec, Inc.

Securities............................. $150,000,000 principal amount of 7.50%
                                        Senior Notes due 2008.

Maturity............................... June 1, 2008.

Interest Payment Dates................. Interest will accrue from the date of original issuance of the Old Notes,
                                        or from the most recent date to which
                                        interest has been paid or provided
                                        for, whichever is later, and will be
                                        payable semiannually in arrears on
                                        June 1 and December 1 of each year,
                                        commencing December 1, 1998.  No
                                        interest will be paid on Old Notes
                                        exchanged for New Notes.

Sinking Fund........................... None.

Optional Redemption.................... The New Notes may be redeemed at any time at the option of the Company, in
                                        whole or in part, at a redemption
                                        price equal to the greater of (i)
                                        100% of their principal amount, and
                                        (ii) the sum of the present values of
                                        the Remaining Scheduled Payments (as
                                        defined) discounted to the date of
                                        redemption, on a semiannual basis, at
                                        the Treasury Rate plus 15 basis
                                        points, plus in each case accrued
                                        interest thereon to the date of
                                        redemption.

Ranking................................ The New Notes will be unsecured obligations of the Company ranking
                                        pari passu with all existing and
                                        future senior debt of the Company and
                                        senior in right of payment to all
                                        other subordinated debt of the
                                        Company.

Restrictive Covenants.................. The Indenture contains certain limitations on the Company's ability
                                        to (i) permit its subsidiaries to
                                        incur debt, (ii) incur certain liens
                                        and (iii) engage in certain sale and
                                        leaseback transaction.

                                        For additional information regarding
                                        the Notes, see "Description of New
                                        Notes."

                SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND
                            CERTAIN OPERATING DATA

     The following table sets forth summary financial information for the Company as of and for the periods indicated, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Company" and the audited and unaudited Consolidated Financial Statements and related notes thereto.

                                                                               Nine            Restated Fiscal
                             Six Months Ended      Twelve Months Ended        Months             Years Ended
                                 June 30,              December 31,            Ended              March 26,
                          ----------------------  ----------------------   December 31,    ------------------------
                             1998        1997        1997        1996         1995(2)       1995(1)(3)      1994(1)
                          ----------  ----------  ----------  ----------  -------------    -----------    ---------
                                (unaudited)
                                                  (In thousands, except per share data)
INCOME STATEMENT DATA
 FOR THE PERIOD:
 Revenue................   $288,323    $293,652    $603,534    $554,002       $383,984      $516,932       $478,116
 Net income (loss)
  before extraordinary
  item..................     17,633      20,630      42,614      37,101        (53,481)      (15,608)        22,729
 Net income (loss)......     17,633      20,630      42,152      37,101        (53,481)      (15,608)        22,729
 Diluted income (loss)
  per share before
  extraordinary item....       0.83        0.98        1.92        1.76          (2.71)        (0.80)          1.19
 Diluted income (loss)
  per share.............       0.82        0.94        1.90        1.76          (2.71)        (0.80)          1.19
BALANCE SHEET DATA AT
 PERIOD END:
 Total assets...........    541,951     483,534     502,039     467,295        440,348       501,758        489,488
 Working capital........    183,720      99,737      66,994      87,803         42,598        90,140        126,692
 Short-term debt........      4,926      43,016      96,027      42,330         35,135        41,607         18,359
 Long-term debt, less
  current maturities....    150,818      61,175      11,854      65,891         82,972        94,181        104,220
  Total debt............    155,744     104,191     107,881     108,221        118,107       135,788        122,579
 Stockholders' equity...   $256,812    $230,186    $260,523    $204,720       $156,201      $206,743       $224,929
 Diluted weighted
  average shares........     21,476      22,926      23,203      22,317         19,753        19,484         21,535
OTHER OPERATING AND
 FINANCIAL DATA:
 EBITDA(4)..............   $ 51,203    $ 55,594    $112,823    $102,601       $(14,614)     $ 46,986       $ 75,358
 EBITDA as a
  percentage of
  revenues..............       17.8%       18.9%       18.7%       18.5%         (3.8)%          9.1%          15.8%
 Ratio of EBITDA to
  interest expense......       16.8        15.3        14.6        12.9           (2.0)          4.7           10.5
 Ratio of debt to
  EBITDA................        1.5         0.9         1.0         1.1           (8.1)          2.9            1.6
 Ratio of earnings to
  fixed charges(5)......        6.8         7.4         7.2         6.2           (6.4)          0.6            4.1

--------------------------------
(1) The Company's financial statements have been restated for fiscal years 1994 and 1995, due to a change in the reporting entity to reflect its merger with Recognition International Inc. ("Recognition") under the pooling of interests method of accounting. Prior to the merger, Recognition had a fiscal year-end of October 31, and BancTec had a fiscal year-end of on or about March 31. Since the merger was accounted for as a pooling, combined results of the two companies are presented for all periods disclosed.
(2) Includes restructuring charges of $85.2 million related to the Recognition acquisition, consisting of charges of $41.8 million allocated to cost of sales, $43.0 million allocated to operating expenses and $0.4 million allocated to other income (expense).
(3) Under Recognition's 1994 restructuring plan, a pre-tax charge of $19.7 million was recorded in the fiscal year ended October 31, 1994 (fiscal year ended March 26, 1995 of the combined company), consisting of $15.5 million allocated to cost of sales and $4.2 million allocated to operating expenses.
(4) "EBITDA" means earnings before interest, taxes, depreciation and amortization. EBITDA is included as supplemental disclosure because it is commonly used by certain investors and analysts to analyze and compare operating performance, and to determine a company's ability to service and incur debt. EBITDA, however, should not be considered in isolation, or as a substitute for, net income, cash flow provided by operating activities or other income, or cash flow data prepared in accordance with generally accepted accounting principles, or as a measure of a company's profitability or liquidity.
(5) The ratio of earnings to fixed charges is computed by dividing fixed charges into the sum of (a) net income (loss), (b) income taxes and (c) fixed charges. Fixed charges consist of interest on all indebtedness and the interest component of operating rents. Earnings for the nine months ended December 31, 1995 and for the restated fiscal year ended March 26, 1995 were inadequate to cover fixed charges. Additional earnings of $70.7 million and $6.2 million, respectively, were required to achieve a ratio of earnings to fixed charges of 1.0.

                           HOLDING COMPANY STRUCTURE

     The Company is a holding company and its assets consist of investments in its subsidiaries and majority-owned partnerships. The Company's rights and the rights of its creditors, including holders of the Notes, to participate in the distribution of assets of any person in which the Company owns an equity interest (including any subsidiary and majority-owned partnerships) upon such person's liquidation or reorganization will be subject to prior claims of such person's creditors, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against such person (in which case the claims of the Company would still be subject to the prior claims of any secured creditor or such person and of any holder of indebtedness of such person that is senior to that held by the Company). Accordingly, holders of the Notes may be deemed to be effectively subordinated to such claims.

                                USE OF PROCEEDS

     There will be no cash proceeds to the Company from the Exchange Offer.

                                CAPITALIZATION

     The following table presents the capitalization of the Company at June 30, 1998, (i) on an actual basis and (ii) on a pro forma basis for the Exchange Offer.

                                                    JUNE 30, 1998
                                              ------------------------
                                                          PRO FORMA
                                                           FOR THE
                                               ACTUAL   EXCHANGE OFFER
                                              --------- --------------

DEBT:
      Short-term debt, including current
      portion of long-term debt.............  $  4,926     $  4,926
      Long-term debt, net of current
      portion...............................       818          818
      Old Notes.............................   150,000           --
      New Notes.............................        --      150,000
STOCKHOLDERS' EQUITY:
      Common Stock, par value $0.01;
      45,000,000 shares authorized;
      21,162,000 shares issued..............       212          212
      Less treasury stock at cost,
      317,000 shares........................    (7,140)      (7,140)
      Additional paid-in capital............   202,086      202,086
      Retained earnings.....................    67,752       67,752
      Foreign currency translation
      adjustments...........................    (4,218)      (4,218)
      Unearned compensation.................    (1,880)      (1,880)
                                              --------     --------
           Total stockholders' equity.......   256,812      256,812
                                              --------     --------
TOTAL CAPITALIZATION........................  $412,556     $412,556
                                              ========     ========

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


     The supplementary income statements below were derived from the unaudited statements of operations for the six months ended June 30, 1998 and 1997, the audited statements of operations for the twelve months ended December 31, 1997 and 1996 and proforma unaudited information for the twelve months ended December 31, 1995. Management's discussion and analysis that follows is based on this supplementary information. The Company believes the discussion is more meaningful than a comparison of periods with dissimilar lengths.


                                                    SIX MONTHS ENDED             TWELVE MONTHS ENDED
                                                       JUNE 30,                      DECEMBER 31,
                                                ----------------------    -----------------------------------
                                                  1998          1997         1997         1996        1995(1)
                                                ---------    ---------    ---------    ---------    ---------
                                                      (UNAUDITED)                (AUDITED)         (UNAUDITED)
                                                                        (IN THOUSANDS)
REVENUE:
     Equipment and software .............       $ 145,817    $ 162,934    $ 335,214    $ 312,467    $ 270,256
     Maintenance and other services .....         142,506      130,718      268,320      241,535      242,284
                                                ---------    ---------    ---------    ---------    ---------
                                                  288,323      293,652      603,534      554,002      512,540
COST OF SALES:
     Equipment and software .............          97,558      109,145      224,803      213,293      222,544
     Maintenance and other services .....         107,496       96,025      195,855      177,977      195,178
                                                ---------    ---------    ---------    ---------    ---------
                                                  205,054      205,170      420,658      391,270      417,722
                                                ---------    ---------    ---------    ---------    ---------
         Gross profit ...................          83,269       88,482      182,876      162,732       94,818

OPERATING EXPENSES:
     Product development ................           9,288       10,804       19,972       17,582       26,529
     Selling, general and
      administrative ....................          41,331       39,193       83,179       76,075      112,898
     Goodwill amortization ..............           2,912        2,721        5,391        4,990       19,732
                                                ---------    ---------    ---------    ---------    ---------
                                                   53,531       52,718      108,542       98,647      159,159
                                                ---------    ---------    ---------    ---------    ---------
         Income (loss) from operations ..          29,738       35,764       74,334       64,085      (64,341)
                                                ---------    ---------    ---------    ---------    ---------

OTHER INCOME (EXPENSE):
     Interest income ....................             908          386          743        1,146        2,489
     Interest expense ...................          (3,056)      (3,636)      (7,730)      (7,927)     (10,009)
     Sundry-net .........................             (38)        (279)        (762)         666          257
                                                ---------    ---------    ---------    ---------    ---------
                                                   (2,186)      (3,529)      (7,749)      (6,115)      (7,263)
         Income (loss) before income
          taxes and extraordinary item ..          27,552       32,235       66,585       57,970      (71,604)
INCOME TAX PROVISION (BENEFIT) ..........           9,919       11,605       23,971       20,869      (16,391)
EXTRAORDINARY ITEM ......................            --           --           (462)        --           --
                                                ---------    ---------    ---------    ---------    ---------
NET INCOME (LOSS) .......................       $  17,633    $  20,630    $  42,152    $  37,101    $ (55,213)
                                                =========    =========    =========    =========    =========

(1) Includes restructuring charges of $85.2 million related to the Recognition acquisition, consisting of charges of $41.8 million allocated to cost of sales, $43.0 million allocated to operating expenses and $0.4 million allocated to other income (expense).

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1998 AND JUNE 30, 1997

         Total revenue of $288.3 million for the first half of 1998 decreased $5.3 million or 1.8% compared to the first half of 1997. Revenue from sales of equipment and software decreased $17.1 million primarily due to a decrease in sales of large-scale financial transaction processing systems. While the Company's systems integration business has historically been somewhat variable, the Company believes that additional factors contributing to lower revenues in the first half of 1998 includes spending commitments by its customers to address year 2000 compliance, bank mergers and consolidations, and on-going competitive pressures. Revenue from maintenance and other services increased $11.8 million due to continued strong growth in network services.

         Total gross profit of $83.3 million for the first half of 1998 decreased $5.2 million or 5.9% compared to the first half of 1997. Gross profit for equipment and software of $48.3 million was $5.5 million lower than the first half of 1997. The decline in equipment and software gross margin is primarily due to the decrease in revenues as discussed above. Gross profit for maintenance and other services of $35.0 million was $0.3 million higher due to an increase in network services offset by the effect of start-up costs on new long-term service contracts and a change in the mix of the types of services being provided.

     Operating expenses in the first half of 1998 totaled $53.5 million, an increase of $0.8 million from the first half of 1997. Product development expenses of $9.3 million decreased $1.5 million due to lower spending for software development. Sales and marketing expenses of $27.1 million increased by $1.7 million due to the higher level of operating activities. General and administrative expenses of $14.2 million increased $0.4 million due to the timing of some expenses.

     Interest expense of $3.1 million decreased $0.6 million from the prior period primarily due to the capitalization of interest expense on capital expenses incurred to implement a new internal information system, and gains on interest rate swaps in the second quarter of 1998, partially offset by an increase in debt outstanding and a higher interest rate on the Old Notes than on the bank debt retired in May 1998.

     The income tax provision of $9.9 million decreased $1.7 million from the prior period due to a decrease in taxable income. The effective tax rate was 36% for both periods.

     Net income of $17.6 million for the first half of 1998 decreased $3.0 million compared to the first half of 1997. Diluted earnings per share fell to $0.82 from $0.94 per share in the prior year.

COMPARISON OF TWELVE MONTHS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

     Consolidated revenue of $603.5 million for the twelve months ended December 31, 1997 increased by $49.5 million or 8.9% from the prior twelve month period. Revenue from equipment and software for the twelve months ended December 31, 1997 of $335.2 million increased by $22.7 million or 7.3% from the twelve months ended December 31, 1996. This increase was primarily due to higher systems integration project revenues for international customers. Revenue from maintenance and other services of $268.3 million increased by $26.8 million or 11.1% due to continued growth in domestic network maintenance operations partially offset by the expiration of certain older document processing maintenance contracts. Equipment and software revenue accounted for 55.5% of total revenue for the twelve months ended December 31, 1997, compared to 56.4% for the twelve months ended December 31, 1996.

     Consolidated gross profit of $182.9 million for the twelve months ended December 31, 1997 increased by $20.1 million or 12.4% from the prior twelve month period. The gross profit for equipment and software of $110.4 million increased by $11.2 million or 11.3% due to a combination of higher systems installations and improved manufacturing performance. Gross profit for maintenance and other services of $72.5 million increased $8.9 million or 14.0% due to the increase in network and desktop support services revenue.

     Operating expenses of $108.5 million increased by $9.9 million or 10.0% compared to the prior twelve month period. The components of operating expenses changed as follows: product development expenses increased by $2.4 million or 13.6% primarily due to higher spending for a new series of reader/sorters and scanner products, the development of the Company's new check processing software product and ongoing software enhancements. Selling, general and administrative expenses of $83.2 million increased by $7.1 million or 9.3% due to the higher level of revenues and operating activities. Goodwill amortization of $5.4 million increased by $0.4 million due to additional goodwill associated with two small acquisitions during 1997.

     Interest income of $0.7 million in 1997 was reduced by $0.4 million from the prior year primarily due to lower interest rates in 1997 as compared to 1996.

     Interest expense of $7.7 million in 1997 decreased by $0.2 million due to a lower overall average balance of outstanding debt resulting from scheduled term loan repayments. The Company also experienced lower borrowing rates during 1997.

     Net sundry expense of $0.8 million in 1997 increased by $1.4 million primarily due to foreign currency transaction losses in 1997 due to the strengthening of the dollar over other currencies.

     The income tax provision for the twelve months ended December 31, 1997, was $24.0 million compared to an income tax provision of $20.9 million in the prior period. The income tax provision for 1997 resulted in an effective tax rate of 36%.

     The Company recorded an extraordinary loss of $0.5 million in 1997 which resulted from the write-off of deferred borrowing costs associated with the $43.7 million of convertible debentures that were redeemed in December 1997.

COMPARISON OF TWELVE MONTHS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

     Consolidated revenue for the twelve months ended December 31, 1996 of $554.0 million increased by $41.5 million or 8.1% from the prior twelve month period. Revenue from equipment and software increased $42.2 million due to additional imaging software revenue and network integration revenue offset in part by lower revenue from several mature Recognition product lines. Revenue in 1996 from maintenance and other services decreased by $0.7 million from 1995 due to expiration of several Recognition service contracts and the sale of the Xerox printer service business. This decrease was partially offset by an increase in network services revenue. Equipment and software revenue accounted for 56.4% of total revenue for the twelve months ended December 31, 1996, as compared to 52.7% for the twelve months ended December 31, 1995.

     Consolidated gross profit of $162.7 million in 1996 increased $67.9 million from the prior twelve month period. When adjusted for $41.8 million of restructuring charges taken to facilitate the Recognition acquisition (See Note C and Note D to the Consolidated Financial Statements for a discussion of the acquisition and charges) in the prior twelve month period, 1996 gross profit increased by $26.1 million or 19.1%. The gross profit for equipment and software of $99.2 million increased by $23.3 million after adjusting for a restructuring charge of $28.2 million in the prior period. This increase in gross profit was primarily due to an increase in 1996 in software revenue and a related improvement in the software gross margin. The gross margin improved due to the mix of software products sold and cost savings associated with the acquisition. The gross profit for maintenance and other services of $63.6 million in 1996 increased by $2.9 million after adjusting for a $13.6 million restructuring charge. This increase in gross profit for maintenance and other services was due to a combination of increased revenue in network services and cost savings associated with the acquisition.

     Operating expenses of $98.6 million in 1996 decreased by $60.5 million compared to the prior twelve month period. When adjusted for restructuring charges of $43.0 million, 1996 operating expenses decreased by $17.5 million. The components of operating expenses changed as follows: product development expenses in 1996 decreased by $8.9 million from the prior period. When adjusted for restructuring charges of $6.6 million, 1996 product development expenses decreased by $2.3 million. This decrease was due to the elimination of duplicate development projects and from other efficiencies resulting from the Recognition acquisition. Selling, general and administrative expenses of $76.1 million decreased by $36.8 million from the prior period. When adjusted for restructuring charges in the prior period of $23.8 million, selling, general and administrative expenses in 1996 decreased by $13.0 million. This decrease in sales, general and administrative expenses resulted primarily from consolidation of the sales organizations and elimination of duplicate corporate office staff. Goodwill amortization of $5.0 million in 1996 decreased by $14.7 million compared to the prior twelve month period. When adjusted for restructuring charges of $12.6 million, goodwill amortization in 1996 decreased by $2.1 million. The lower goodwill amortization is due primarily to assets written off as part of the restructuring charge.

     Interest income of $1.1 million was reduced by $1.3 million from the prior year due to lower investment balances as cash was utilized for restructuring charges, debt service and the repurchase of convertible debentures.

     Interest expense of $7.9 million in 1996 was reduced by $2.1 million from the prior year due to a lower overall average balance of outstanding debt resulting from scheduled term loan repayments and the repurchase of $8.0 million of convertible debentures in March 1996. Additionally, the Company experienced lower borrowing rates during 1996.

     The tax provision for the twelve months ended December 31, 1996 was $20.9 million compared to an income tax benefit of $16.4 million in the prior twelve months. The 1996 income tax provision resulted in an effective rate of 36%. The prior year income tax benefit was affected by certain restructuring costs that were non-deductible for tax purposes and by the geographic mix of where income and losses were generated.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents as of June 30, 1998 were $47.2 million compared to $21.7 million as of December 31, 1997. Total borrowings were $155.7 million as of June 30, 1998 compared to $107.9 million as of December 31, 1997. Total working capital increased to $183.7 million as of June 30, 1998 from $67.0 million as of December 31, 1997. The $116.7 million increase in working capital was primarily due to the retirement of short-term debt from the proceeds of the Notes.

     Cash provided by operations was $27.7 million for the six months ended June 30, 1998, compared to $28.7 million for the six months ended June 30, 1997. The decrease in cash flow was due primarily to lower net income for the six months ended June 30, 1998 as compared to the six months ended June 30, 1997.

     The Company believes that it will have sufficient financial resources available to support its requirements to fund operations, and is not aware of any trends, demands or commitments that would have a material adverse impact on the Company's long or short-term liquidity.

     Funds to support the Company's operations, including capital expenditures, have been derived from a combination of funds provided by operations, short-term bank financing and, to a lesser extent, sales of capital stock under employee stock option and purchase plans.

     The Company is a party to a credit agreement dated as of February 22, 1996, as amended, under which it has available a revolving credit facility of $70.0 million with no amounts borrowed thereunder as of June 30, 1998. The credit agreement contains restrictive covenants which, among other things, restrict payment of dividends, limit additional debt at the subsidiary level to the debt permitted under the covenant described in "Description of New Notes - Certain Covenants - Liabilities on Subsidiary Debt" and require the Company to maintain a minimum cash flow coverage ratio of at least 2.0 to 1.0 at the end of any fiscal quarter for the preceding twelve month period, a maximum debt to EBITDA ratio of not more than 2.25 to 1.0 at the end of any fiscal quarter for the preceding twelve month period and a maximum debt to capitalization ratio not to exceed .50 to 1.0 as of the end of any fiscal quarter. At June 30, 1998, the Company was in compliance with all covenants required under the agreement. The agreement permits borrowing in foreign currency which the Company utilizes as part of its foreign currency risk management program. Therefore, the reported amounts can include recognized but unrealized gains and losses resulting from currency fluctuations. The revolving credit facility matures on December 31, 2000 and bears interest at the lender's prime commercial rate or, at the Company's option, London Interbank Offered Rate on Eurocurrency borrowings plus an adjustment factor (0.50% as of June 30, 1998) that varies depending on the Company's debt to capitalization ratio. A commitment fee of 0.225% on the unused revolving credit facility is payable quarterly.

     The Company and a domestic subsidiary also have available uncommitted lines of credit with a group of banks totaling $65.0 million. These lines have a maximum term of 30 days. Under these uncommitted lines, the Company had no amounts outstanding as of June 30, 1998. A foreign subsidiary of the Company also has available uncommitted lines of credit with a group of banks totaling $6.0 million. Under these uncommitted lines, the foreign subsidiary had $4.0 million outstanding as of June 30, 1998.

     As part of its ongoing stock repurchase program, the Company bought 1,024,800 shares of common stock during the first six months of 1998. Subsequent to June 30, 1998, the Company bought an additional 769,400 shares of Common Stock substantially completing the repurchase of 2.0 million shares under the repurchase program authorized in October 1997. The share repurchase program is intended primarily to offset dilution from the exercise of stock options.

     Inflation has not had a material effect on the operating results of the Company.

                                  THE COMPANY


OVERVIEW

     BancTec is a worldwide diversified systems integration and services company with a 25-year history of innovation in imaging technology, financial transaction processing and workflow productivity improvement. Serving a variety of industries, including banking, financial services, insurance, healthcare, government agencies and others, BancTec offers a comprehensive portfolio of payment and document processing systems and services, workflow and image management software products, and network and desktop support services.

     BancTec is a leading provider of software, equipment and ongoing maintenance of advanced systems used to process high volumes of checks and related payment documents. The Company's integrated systems are used by many of the largest credit card issuers and other high volume payment processors worldwide. BancTec's leadership extends to the rapidly expanding outsourcing market for local area networks and desktop support systems. Fortune 1000 companies, government agencies and leading personal computer manufacturers rely on BancTec for premium service for more than two million personal computers nationwide.

     Founded in 1972, BancTec operates worldwide (with international sales in 1997 representing approximately 29% of total revenues) and serves over 5,000 customers in over 50 countries. Selected customers include the Federal Reserve, GTE, IBM, Dell, MetLife, NatWest, NationsBank, Citicorp, Sagawa Express, Compaq, Lockheed Martin, British Telecom and U.K. Inland Revenue.

BUSINESS STRATEGY

     Building on one of the largest installed customer bases in the industry, BancTec plans to grow revenue and earnings by expanding the breadth of products and services it offers its customers. For example, by incorporating the Plexus portfolio of workflow and image management software products into customer solutions, BancTec believes it can expand beyond traditional back office processing applications to deliver new applications and systems for enterprise-wide deployment by its customers. The Company has specifically targeted customer service applications, utilizing the Company's ImageFIRST(R) OpenARCHIVE/TM/ system for long-term storage and rapid retrieval of payment and document images and related transaction data.

     In addition, BancTec is targeting new vertical markets, such as healthcare, where BancTec's comprehensive transaction and document processing solutions can improve efficiency and service. BancTec differentiates itself from its competitors by offering a complete suite of advanced software applications, equipment and service designed for high volume, mission critical processing environments.

     BancTec has successfully built recurring revenue to balance the variable nature of the systems integration business, to enhance cash flow and to lessen the impact of economic disruptions. Today, more than 50% of the Company's revenue is from recurring sources, including maintenance services, software licenses, sales of consumable supplies and other services. The Company will continue to target opportunities to increase this percentage.

     BancTec expects to continue to capitalize on the accelerating trend toward outsourcing of services for distributed desktop computers (networks) through direct sales efforts to Fortune 1000 corporations and government agencies and through strategic alliances with major information technology outsourcing contractors. The Company plans to expand its service offerings in the areas of network design and integration, help desk and training, remote network monitoring, and life cycle and project management. A leading supplier of warranty repair services for personal computers, BancTec intends to continue to pursue additional contracts with major PC manufacturers and third party warranty administrators.

     In most areas of its business operations, BancTec employs a multi-channel strategy to market and distribute its products and services. Channels include direct sales to end users by the Company's sales force and sales to other manufacturers, systems integrators and value-added resellers. This distribution network allows BancTec to pursue business in markets where local economic conditions preclude BancTec from having a direct presence.

     A key component of the Company's strategy is an active research and development program to maintain the Company's leadership position in payment and document processing technology. In addition to ongoing software and equipment enhancements, current development efforts are focused on expanding the Company's portfolio of Internet-enabled software products and new initiatives in the rapidly developing area of electronic commerce.

     BancTec operates pursuant to a conservative financial strategy and has an internal goal of maintaining a debt-to-capital ratio of 40% or less. While the Company in the past has exceeded this percentage for short periods of time to finance acquisitions, it has historically reduced leverage thereafter from free cash flow. After issuance of the Old Notes it was 38%.

BANCTEC PRODUCTS AND SERVICES

     The Company markets its products and services to specific target markets in which it believes it has extensive business process expertise and certain competitive advantages and is able to maintain or achieve a leadership position.



                   [REVENUE DISTRIBUTION CHART APPEARS HERE]



     FINANCIAL TRANSACTION PROCESSING SYSTEMS.   During 1997, the Company
derived approximately 41% of its revenues from sales of the following products and services:

     INTEGRATED SYSTEMS SOLUTIONS.   The Company offers image technology-based
solutions, used to process a variety of financial and full-page documents. The Company's integrated systems generally incorporate advanced applications software developed by the Company and may also include hardware developed and manufactured by the Company. Customers include some of the largest payment processors worldwide, including Citicorp, GTE, MBNA Corp., The Bank of New York, Tele-Communication International, Inc., NationsBank, Novus Financial Corporation, State Farm Life Insurance Co., and multiple districts of the Federal Reserve.

     The Company's ImageFIRST product family provides solutions for financial document processing applications. Remittance payment processors utilize ImageFIRST systems to capture, digitize and process check and other document images, including utility, telephone, retail and credit card bills, mortgage coupons and tax notices. ImageFIRST systems are also used worldwide to process sales drafts, financial coupons, airline tickets and other types of financial documents. The Company also offers the TRACE(R) family of products, which process documents at speeds in excess of 2,000 documents per minute.

     The Company's imaging systems are also used by banks for high volume check processing applications such as proof-of-deposit ("POD") and image statement preparation. Other Company products provide image-based solutions for rejected check repair, enabling financial institutions that handle large volumes of checks to reprocess more efficiently items that were rejected in normal operating cycles.

     A key component of the Company's integrated systems strategy is to expand the scope of processing solutions offered to customers with its ImageFIRST OpenARCHIVE solution, a system specifically designed for high speed digital archiving of financial and other documents and related transaction data. The ImageFIRST OpenARCHIVE product is a multi-tiered archival system that utilizes magnetic disks, optical disks and various tape cartridge technologies for high volume image and data storage. ImageFIRST OpenARCHIVE systems are currently used to increase productivity, to improve customer service capabilities and to replace microfilm for long-term storage. The ImageFIRST OpenARCHIVE solution is further targeted to support industry efforts to reduce and eventually eliminate the multiple handling of checks and documents through truncation and electronic check presentment initiatives.

     The Company's financial document imaging products utilize an Open Systems Architecture ("OSA") platform, which enables customers to add industry standard hardware and software components to further improve processing capabilities. The Company typically sells these products to end-users and offers a warranty for 30 days from the date of installation.

     Community Banking Software Solutions.   The Company provides a full range
of products and services to community banks for account management and transaction processing. Banker-II/TM/ and ACCESS/TM/ are software products that integrate deposit management, platform automation, loan processing, ATM and teller processing and other bank operations. In 1997, the Company introduced ImageFIRST TPS, a new image check processing software solution. ImageFIRST TPS, along with the Company's PODExpress(R) software, combines PC and UNIX-based software products with the Company's reader/sorters to provide solutions for proof-of-deposit and other check sorting applications.

     Service Bureau Operations.   The Company owns and operates six service
bureau facilities that provide check and data processing services primarily for small to mid-size financial institutions and are marketed as an outsourcing alternative to in-house processing. These service bureaus utilize the Company's software and equipment, operations personnel and maintenance services for core account processing and processing of checks and related documents.

     Electronic Payment Processing Products and Services.   The Company markets
software products for electronic credit, debit and courtesy card processing and electronic check authorization. The Company also markets software products relating to electronic benefits transfer ("EBT") applications, which certain states have implemented as a replacement for traditional food stamp programs. The Company also maintains a separate service bureau specifically for authorizing check, credit and debit card transactions.

     EQUIPMENT MAINTENANCE PRODUCTS AND SERVICES.   The Company derived
approximately 27% of its revenues during the twelve months ended December 31, 1997, from the following equipment maintenance products and services:

     Installation and Maintenance of BancTec Products.   The Company installs
and maintains its own equipment products such as document reader/sorters and scanners. Contracts can be tailored to meet the specific needs of individual customers. The Company's maintenance contracts typically include both parts and labor and generally are three to five years in duration.

     Third-Party Service for Other Document Processing Equipment.   The Company
provides hardware maintenance services for IBM 3800 printers and 3890 and 3890 XP reader/sorters, which are the primary products for check sorting in many large banks. The Company also refurbishes and resells IBM 3890 and 3890 XP reader/sorters to banks and bank service bureaus.

     More than 95% of the Company's revenue from equipment maintenance services is recurring.

     NETWORK AND DESKTOP SUPPORT SERVICES.   Network and desktop services
include BancTec's PC and desktop maintenance service business, one of BancTec's fastest-growing business segments. Leveraging the national infrastructure of its equipment maintenance business, BancTec has developed three distinct distribution channels to grow the desktop outsourcing business: PC Vendor Maintenance Services; Outsourced Network Management Services; and Personal Computer support. The Company derived approximately 18% of its revenues during 1997 from the following services:

     PC Vendor Maintenance Services.   The Company is a leading provider of
warranty repair services in the United States for Dell, Compaq, Toshiba America Information Systems, Inc. and other companies. The Company also provides telephone technical support for Novell network operating systems software. Contracts with market leaders provide the foundation to establish BancTec as a premier provider of maintenance services in this market.

     Outsourced Network Management Services and Personal Computer Support.   The
Company provides large companies with on-site or on-call LAN and PC hardware support, systems integration, asset management services, help desk and installation coordination services. The Company's customer service engineers provide on-site or on-call support for file servers, personal computers, laptop computers, printers and other peripheral equipment. Direct contracting for PC maintenance services to Fortune 1000 companies offers substantial prospects for growth as U.S. corporations seek to standardize the look and feel of the desktop and reduce servicing expense. Additionally, relationships with major outsourcers such as Lockheed Martin and Amdahl Corporation continue to create opportunities for growth through indirect channels. Major customers include MetLife, Southern California Edison Co. and the United States Department of Housing and Urban Development.

     OEM TECHNOLOGIES AND SUPPORT PRODUCTS.   BancTec believes that it provides
the industry's most complete line of equipment for high volume, high speed, check and document processing. BancTec believes its equipment products are considered a standard by other manufacturers and systems integrators worldwide. External sales of these products and related supplies accounted for 9% of the Company's revenues in 1997. Key customers include IBM, NCR Corporation and systems integrators.

     Document Processing Systems, Check Sorting Systems and Electronic
Components.   The Company offers low, medium and high-speed document
reader/sorters and related components that read magnetic ink character recognition ("MICR") and optical character recognition ("OCR") data from financial documents and sort the documents according to established patterns. The Company markets its products to end-users, to other manufacturers and to various resellers and systems integrators throughout the world.

     BancTec markets a full range of consumable supplies that complement the Company's document processing systems. The Company also manufactures and markets microfilm cameras, microfilm modules, image cameras, MICR encoders, ink jet components and various peripheral equipment. The Company's OEM products are sold with a 90-day warranty from the date of shipment.

     Full-page Document Scanners.   The Company's full line of high-speed, full-
page scanners utilize photo-optical technology, gray scale image capture capabilities, character recognition software and high precision document transports to scan and digitize full-sized business documents such as invoices, statements and business forms. The Company's scanner products are sold through distributors in the United States and abroad.

     PLEXUS DOCUMENT IMAGING AND WORKFLOW SOFTWARE PRODUCTS.   Through its
Plexus software division, the Company offers a complete family of document imaging and workflow software products designed for high-volume, complex and distributed environments. During 1997, the Company derived approximately 5% of its revenues from sales of Plexus software products.

     Plexus software products offer workflow, image storage, data management, forms processing and health claims processing capabilities that enable users to automate, coordinate and streamline business processes. Plexus software products can be deployed in organizations ranging from single sites for departmental workflow, storage and retrieval applications to enterprise-wide applications across multiple hardware platforms.

     Now in use in more than 1200 sites worldwide, Plexus software products are sold directly to end-users by the Company's own sales force, through BancTec sales channels and through various value-added resellers and systems integrators worldwide. In addition to BancTec systems customers, Plexus customers include Edward Jones & Co., John Hancock Mutual Life Insurance Company, Blue Cross and Blue Shield of Massachusetts and BankBoston, N.A.

INTERNATIONAL OPERATIONS

     Internationally, the Company is a leading provider of financial transaction processing systems and solutions, with applications tailored to meet the localized needs of its customers. Through direct sales and other channels, the Company markets integrated systems to process a wide variety of transaction documents including checks, remittance documents, credit vouchers, giro documents, freight bills and airline tickets. The Company also provides comprehensive maintenance services for its transaction processing customers. International customers include Japan's Sagawa Express, United Kingdom's Inland Revenue, NatWest and British Telecommunications, Norway's Bankenes Betalingssentral, Denmark's Den Danske Bank, Sweden's BankgiroCentralen BGC AB and Postgira Bank and the Dutch Bankgiro.

     During 1997, sales to customers outside the U.S. totaled approximately 29% of the Company's total revenues.

PRODUCT DEVELOPMENT

     The Company is engaged in ongoing software and hardware product development activities in connection with new and existing products, employing approximately 180 persons for such activities as of June 30, 1998.

     The following table sets forth certain information regarding the Company's product development expenditures for the indicated periods:

                                                                             NINE MONTHS
                                                   TWELVE MONTHS                ENDED
                                                 ENDED DECEMBER 31,          DECEMBER 31,
                                              ------------------------       ------------
                                                1997           1996              1995
                                              ---------      ---------       ------------
                                                      (DOLLARS IN THOUSANDS)
Product development expenditures............   $19,972        $17,582           $21,455
Percent of total revenue....................       3.3%          3.2%              5.6%
Percent of equipment and software revenue...       6.0%          5.6%             11.4%

     Current expenditures are concentrated on developing new applications for the Company's product lines and improving and expanding existing products, as described below:

     Software and Systems Development.   In addition to ongoing software
enhancements and year 2000 compliance, the Company has focused its development efforts primarily on electronic commerce technologies. Continued development in the areas of a universal applications software engine, workflow integration, web client components and frameworks is intended to allow the Company to reduce customer delivery time, decrease support costs and leverage developer knowledge in new software development. Enhancements to the Company's ImageFIRST OpenARCHIVE product will improve query interfaces and enable faster search capabilities. The Company is also developing an upgraded version of its OSA platform to take advantage of recent industry developments.

     Development efforts in 1998 will also include upgrades to the Company's workstation software platform to provide a more flexible, efficient and competitive document processing workstation product. In addition, the Company will develop and release a new community banking client/server product which combines the best features of its ACCESS and BANKER core account processing suites, providing a migration path for existing community bank customers, as well as a competitive product to be marketed to new customers.

     Equipment Technology Development.   In 1998, the Company plans to develop
and introduce enhancements to what it believes to be the industry's most complete portfolio of document transport products by incorporating improved document handling, double document detection and read rates.

     Key development efforts remained focused on character recognition, image improvements (gray scale snippeting, character engine improvements, wavelet compression, improved gray scale and color quality and delivery) and Image Quality Assurance ("IQA") for real-time reading to improve monitoring and detection of image quality in the Company's transport and scanner product lines. Enhancements to the Company's scanner product line include color, improved feeder technology and the addition of pockets for sorting documents that have been scanned.

     Plexus Document Imaging and Workflow.   The Company's Plexus division
continues to develop new software products and implement changes to current software products to further strengthen its competitive position in the imaging and workflow software markets. Particular attention is being given to extensions to Plexus' industry-leading internet/JAVA workflow product offerings. The Company expects that each of Plexus' major products will receive significant feature enhancements during the year. The Company is also conducting projects to build horizontal and vertical applications using Plexus' core imaging and workflow technology. These applications are intended to provide more complete customer solutions, allowing rapid deployment and more rapid customer return on investment.

     There can be no assurance that the Company's development efforts will result in successful commercial products. Many risks exist in developing new product concepts, adapting new technology and introducing new products to the market.

SALES AND DISTRIBUTION

     The Company's distribution strategy is to employ multiple sales channels to achieve the widest possible distribution of its products. The Company's products are sold to end-users, distributors, OEMs, VARs and systems integrators.

     International sales are subject to various risks, including fluctuations in exchange rates, import controls and the need for export licenses. See Note L of the Notes to the Consolidated Financial Statements for financial information concerning the Company's international operations.

CUSTOMER DIVERSIFICATION

     In 1997, no single customer accounted for more than 10% of the total revenue of the Company. BancTec's ten largest customers accounted for 22% of the Company's revenues in 1997.

COMPETITION

     In marketing its products, the Company encounters aggressive competition from a wide variety of companies, some of which have substantially greater financial and other resources than the Company. The Company believes that product performance, quality, service and price are important competitive factors in the markets in which it competes. Generally, the Company emphasizes unique product features, quality and service, and flexibility to configure unique systems from standard products in its competitive efforts. While the Company believes that its products compete favorably based on each of these elements, the Company could be adversely affected if its competitors introduce innovative or technologically superior products or offer their products at significantly lower prices than the Company. No assurance can be given that the Company will have the resources, marketing and service capability, or technological knowledge to continue to compete successfully.

BACKLOG

     The Company's backlog of orders believed to be firm for its products at June 30, 1998 and December 31, 1997 was approximately $100 million and $71.9 million, respectively.

     The Company's backlog excludes contracts for recurring hardware and software maintenance and support products. The Company is also able to fulfill many of its customers' requests for immediate delivery, which therefore has no effect on ending backlog. The Company's backlog is subject to fluctuation due to various factors, including the size and timing of orders for the Company's products and exchange rate fluctuations, and is not necessarily indicative of future revenue.

MANUFACTURING

     The Company's hardware and systems products are assembled using various standard purchased components such as PC monitors, minicomputers, encoders, communications equipment and other electronic devices. Certain products are purchased from sole source suppliers. The Company generally has contracts with these suppliers that are renewed periodically. If the supply of certain components or subassemblies were interrupted without sufficient notice, the result could be an interruption of product deliveries. The Company has not experienced, nor does it foresee, any difficulty in obtaining necessary components or subassemblies.

PATENTS

     The Company owns numerous U.S. and foreign patents and holds licenses under numerous patents owned by others. The Company also owns a number of registered and common law trademarks in the U.S. and other countries relating to the Company's trade names and product names.

     The validity of any patents issued or which may be issued to the Company may be challenged by others and the Company could encounter legal difficulties in enforcing its patent rights against infringement. In addition, there can be no assurance that other technology cannot or will not be developed or that patents will not be obtained by others that would render the Company's patents obsolete. Management does not consider the Company's patents to be essential to the ongoing operations of the Company.

EMPLOYEES

     At June 30, 1998, the Company employed approximately 4,000 full-time employees and considers its employee relations to be good. None of the Company's employees is represented by a labor union. The Company has never experienced a work stoppage.

YEAR 2000 CONSIDERATIONS

     The Company has assessed the impact of the Year 2000 on its operations and has implemented development and marketing programs to ensure that its products and customer solutions are year 2000 compliant. Most of the products currently offered by the Company are Year 2000 compliant, with the remaining currently offered products expected to become compliant in 1998 and early 1999 through new releases. Because Year 2000 compliance is integrated into its normal product development, the Company does not expect to incur any significant incremental expense in addressing the Year 2000 compliance issue in its products. Regardless of whether or not the Company's products are Year 2000 compliant, there can be no assurance that customers will not assert Year 2000 related claims against the Company.

     In addition, the Company is nearing completion of the implementation of a new internal information system which will meet the foreseeable needs of the Company and also be Year 2000 compliant.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     The Old Notes were sold by the Company on May 22, 1998 in a private placement pursuant to certain exemptions from registration under the Securities Act. In connection with that placement, the Company entered into the Registration Rights Agreement which requires that the Company file a registration statement under the Securities Act with respect to the New Notes on or prior to 90 days after the date of issuance of the Old Notes (the "Issue Date") and, upon the effectiveness of that registration statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without registration under the Securities Act. The Registration Rights Agreement further provides that the Company must cause the registration statement with respect to the Exchange Offer to be declared effective within 180 days following the Issue Date and to consummate the Exchange Offer within 210 days of the Issue Date. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this Prospectus is a part.

     In order to participate in the Exchange Offer, a holder must represent to the Company, among other things, that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the New Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer should acknowledge that it acquired the Old Notes for its own account as the result of market making activities or other trading activities. Any holder who is unable to make the appropriate representations to the Company will not be permitted to tender the Old Notes in the Exchange Offer and will be required to comply with the registration and prospectus delivery requirements of the Securities Act (or an appropriate exemption therefrom) in connection with any sale or transfer of the Old Notes.

     If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the New Notes. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     Following the consummation of the Exchange Offer, holders of Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not be entitled to certain rights under the Registration Rights Agreement and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected. No assurance can be given as to the liquidity of the trading market for either the Old Notes or the New Notes.

     Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that, with the exceptions discussed herein, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving the New Notes, whether or not that person is the holder (other than any such holder or such other person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the New Notes are acquired in the ordinary course of business of that holder or such other person, (ii) neither the holder nor such other person is engaging in or intends to engage in a distribution of the New Notes, and (iii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where those Old Notes were acquired by the broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. See "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act and, after consummation of the Exchange Offer, will not be obligated to do so.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.

     The form and terms of the New Notes are identical to the form and terms of the Old Notes except that the Old Notes were offered and sold in reliance upon certain exemptions from registration under the Securities Act, while the offering and sale of the New Notes in exchange for the Old Notes has been registered under the Securities Act, with the result that the New Notes will not bear any legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Old Notes were, and the New Notes will be, issued.

     As of the date of this Prospectus, $150.0 million aggregate principal amount of the Old Notes were outstanding. The Company has fixed the close of business on August 28, 1998 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus, together with the Letter of Transmittal, will initially be sent. As of such date, there was one registered holder of the Old Notes. Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as, and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "The Exchange Offer -- Solicitation of Tenders; Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on September 28, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth under "The Exchange Offer -- Conditions" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner.

INTEREST ON THE NEW NOTES

     The New Notes will bear interest at the rate of 7.50% per annum from May 22, 1998, the date of original issuance of the Old Notes, or from the most recent date to which interest has been paid or provided for, whichever is later. No interest will be paid on the Old Notes accepted for exchange.

PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender the Old Notes in the Exchange Offer. Except as set forth under "The Exchange Offer -- Book Entry Transfer," to tender in the Exchange Offer a holder must complete, sign and date the Letter of Transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or copy to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if that procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "DTC" or the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Old Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth under "The Exchange Offer -- Exchange Agent" prior to the Expiration Date.

     The tender by a holder that is not withdrawn before the Expiration Date will constitute an agreement between that holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE AND PROPER INSURANCE SHOULD BE OBTAINED. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined) unless Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, the Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal unless waived by the Company.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that the Company determines are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date or, as set forth under "The Exchange Offer -- Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) if it is not a broker-dealer, neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) neither the holder nor any such other person is an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company), may participate in the Exchange Offer but may be deemed an "underwriter" under the Securities Act and, therefore, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal), and all other required documents. If any tendered Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of Old Notes being tendered by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the Exchange Agent at the address set forth under "The Exchange Offer -- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     The DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through the DTC. To accept the Exchange Offer through ATOP, participants in the DTC must send electronic instructions to the DTC through the DTC's communication system in place of sending a signed, hard copy Letter of Transmittal. The DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender Old Notes through ATOP, the electronic instructions sent to the DTC and transmitted by the DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal of a tender of Old Notes to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "The Exchange Offer -- Procedures for Tendering" at any time on or prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

          (a) the Exchange Offer shall violate applicable law or any applicable interpretation of the staff of the Commission; or

          (b) any action or proceeding is instituted or threatened in any court or by any governmental agency that might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company; or

          (c) any governmental approval has not been obtained, which approval the Company shall deem necessary for the consummation of the Exchange Offer.

     If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility), (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "-- Withdrawal Rights") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five-to-ten-business-day period.

EXCHANGE AGENT

     All executed Letters of Transmittal should be directed to the Exchange Agent. First Chicago Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this Prospectus or the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                                    By Mail:

                    First Chicago Trust Company of New York
                        Attention:  Tenders & Exchanges
                           P.O. Box 2569, Suite 4660
                      Jersey City, New Jersey  07303-2569


                                    By Hand:

                    First Chicago Trust Company of New York
                        Attention:  Tenders & Exchanges
              c/o SECURITIES TRANSFER AND REPORTING SERVICES INC.
                        One Exchange Plaza, Third Floor
                           New York, New York  10006

                             By Overnight Courier:

                    First Chicago Trust Company of New York
                        Attention:  Tenders & Exchanges
                                   Suite 4680
                          14 Wall Street, 8/th/ Floor
                               New York, New York

                                 By Facsimile:
                                 (201) 222-4720
                                       or
                                 (201) 222-4721

                             Confirm by Telephone:
                                 (201) 222-4707


SOLICITATIONS OF TENDERS; FEES AND EXPENSES

     The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

     The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                            DESCRIPTION OF NEW NOTES
GENERAL

     The Old Notes were and the New Notes will be issued under an Indenture, dated as of May 22, 1998 (the "Indenture"), between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"), a copy of which is filed as an Exhibit to the registration statement of which this Prospectus is a part. The terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer. Upon the issuance of the New Notes, the Indenture will be subject to and governed by the TIA (as defined). The following summary of certain provisions of the Indenture and the New Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (including the definitions of certain terms therein and those terms made a part thereof by the TIA) and the Notes. Capitalized terms used herein and not otherwise defined have the meanings set forth in the section "Certain Definitions." The Old Notes and the New Notes are sometimes collectively referred to herein as the "Notes."

     The New Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of New Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     Old Notes that remain outstanding after the consummation of the Exchange Offer and New Notes issued in connection with the Exchange Offer will be entitled to vote or consent on all matters as a single class of securities under the Indenture.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at an office or agency of the Company, one of which will be maintained for such purposes in The City and State of New York (which initially will be the corporate trust office of the Trustee at 153 West 51st Street, New York, New York 10019), except that, at the option of the Company, payment of interest may be made by check mailed to the registered holders of the Notes at their registered addresses.

TERMS OF THE NOTES

     The Notes will be unsecured senior obligations of the Company, limited to $150.0 million aggregate principal amount, and will mature on June 1, 2008. Each Note will bear interest at a rate per annum shown on the front cover of this Prospectus from May 22, 1998, or from the most recent date to which interest has been paid or provided for, to but excluding the next interest payment date, and will be payable semiannually on June 1 and December 1 of each year, commencing December 1, 1998, to Holders of record at the close of business on the May 15 or November 15 immediately preceding such June 1 or December 1, respectively.

OPTIONAL REDEMPTION

     The Notes may be redeemed at the option of the Company, in whole or in part at any time or from time to time, on not less than 30 nor more than 60 days' prior notice, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined herein) thereon discounted to the date of redemption, on a semiannual basis, at the Treasury Rate (as defined herein) plus 15 basis points, plus in each case accrued interest thereon to the date of redemption. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee on or before the redemption date and certain other conditions are satisfied, on and after such date interest will cease to accrue on such Notes (or such portions thereof) called for redemption.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) if the Trustee obtains three or more Reference Treasury Dealer Quotations for such redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date, excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Chase Securities Inc., Goldman, Sachs & Co. and NationsBanc Montgomery Securities LLC and their respective successors and, at the option of the Company, additional Primary Treasury Dealers; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to any Note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

RANKING

     The indebtedness evidenced by the Notes will be senior indebtedness of the Company and will be direct unsecured obligations of the Company, ranking on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Company is a holding company and the Notes will be effectively subordinated to all existing and future liabilities, including indebtedness, of the Company's subsidiaries. See "Holding Company Structure" and "--Certain Covenants-- Limitation on Subsidiary Debt."

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

     Limitation on Subsidiary Debt.   The Company shall not permit any
Subsidiary of the Company to Incur or suffer to exist any Debt or issue any Preferred Stock except: (i) Debt or Preferred Stock outstanding on the date of original issuance of the Notes after giving effect to the application of the proceeds from the Notes; (ii) interest rate swap or similar agreements and foreign currency hedge, exchange or similar agreements designed to provide protection against fluctuations in interest rates and currency exchange rates, respectively, provided that such agreements are entered into in, or are incidental to, the ordinary course of business or are entered into in connection with the incurrence of Debt permitted hereunder; (iii) Debt Incurred pursuant to industrial revenue or development bonds in an aggregate principal amount not to exceed $15 million at any one time outstanding; (iv) Debt Incurred or Incurrable in respect of trade letters of credit, bankers' acceptances, surety or appeal bonds, performance or return-of-money bonds or other obligations of a like nature Incurred in the ordinary course of business; (v) Debt or Preferred Stock issued to and held by the Company or a Wholly Owned Subsidiary of the Company, but only so long as held or owned by the Company or a Wholly Owned Subsidiary of the Company; (vi) Debt Incurred or Preferred Stock issued by a Person prior to the time (A) such Person became a Subsidiary of the Company, (B) such Person merges into or consolidates with a Subsidiary of the Company or (C) another Subsidiary of the Company merges into or consolidates with such Person (in a transaction in which such Person becomes a Subsidiary of the Company), or Debt Incurred or Preferred Stock issued by a Person and thereafter assumed by a Subsidiary of the Company in a transaction in which the property of such Person is sold, leased or otherwise disposed of as an entirety or substantially as an entirety to such Subsidiary, in each such case in which such Debt or Preferred Stock was not Incurred or issued in anticipation of such transaction; (vii) Debt Incurred for the purpose of financing all or any part of the purchase price or the cost of construction of or improvements (or additions to improvements) to the property of the Company or any of its Subsidiaries in an aggregate principal amount not to exceed the fair market value of such property, construction or improvements (or additions to improvements); (viii) Debt or Preferred Stock that is exchanged for, or the proceeds of which are used to refinance or refund, any Debt or Preferred Stock permitted to be outstanding pursuant to clauses (i) through (vii) (or any extension or renewal thereof) (A) in an aggregate principal amount not to exceed the principal amount of the Debt, in the case of Debt, or the liquidation preference of the Preferred Stock, in the case of Preferred Stock, so exchanged, refinanced or refunded and (B) provided that such Debt or Preferred Stock does not require the payment of all or a portion of the principal or liquidation value thereof (whether pursuant to purchase, redemption, defeasance, retirement, sinking fund payment, payment at stated maturity or otherwise, but excluding any payment or retirement required by virtue of acceleration of such Debt upon an event of default thereunder or "change of control" or similar provision thereunder) prior to the scheduled maturity or maturities of the Debt or Preferred Stock being refinanced or refunded; (ix) Debt arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of any Subsidiary of the Company pursuant to such agreements, in each case Incurred in connection with the disposition of any business assets of any Subsidiary of the Company (other than Guarantees of Debt or other obligations Incurred by any Person acquiring all or any portion of such business assets for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by any such Subsidiary in connection with such disposition, and (x) Debt not otherwise permitted to be Incurred pursuant to clauses (i) through (ix) above which, together with the sum of any other outstanding Debt Incurred pursuant to this clause (x) and clauses (vi), (vii) and (viii) above (excluding, for purposes of clause (viii), any Debt or Preferred Stock Incurred or issued in exchange for, or to refinance or refund, Debt or Preferred Stock described in clauses (i) through (v) above), has an aggregate principal amount not in excess of the greater of $40 million or 15% of Consolidated Net Tangible Assets.

     Notwithstanding the foregoing, the aggregate amount of Debt that may be outstanding under clauses (vi), (vii), (viii) (excluding, for purposes of clause
(viii), any Debt or Preferred Stock Incurred or issued in exchange for, or to refinance and refund, Debt or Preferred Stock described in clauses (i) through
(v) above) and (x) above shall not exceed the greater of $40 million or 15% of Consolidated Net Tangible Assets.

     Limitation on Liens.   The Company shall not, and shall not permit any
Subsidiary of the Company to, Incur any Lien on any Principal Property of the Company or such Subsidiary, to secure Debt without making, or causing such Subsidiary to make, effective provision for securing the Notes (and, if required by its governing instruments, any other Debt of the Company or of such Subsidiary that is not subordinate to the Notes) equally and ratably with such Debt as to such Principal Property for so long as such Debt will be so secured or, in the event such Debt is Debt of the Company which is subordinate in right of payment to the Notes, prior to such Debt as to such Principal Property for so long as such Debt will be secured.

     The foregoing restrictions will not apply to Liens existing at the date of the Indenture, or to: (i) Liens on inventories and accounts receivable existing from time to time; (ii) Liens securing only the Notes; (iii) Liens in favor of the Company; (iv) Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Company, is merged into or consolidated with the Company (or any Subsidiary of the Company) or any Subsidiary of the Company merges into or consolidates with such Person or when the property of such Person is sold, leased or otherwise disposed of as an entirety or substantially as an entirety to the Company or a Subsidiary thereof, in each such case not securing Debt Incurred in anticipation of such transaction; (v) Liens on property existing at the time of acquisition thereof; (vi) Liens on property securing (a) all or any portion of the cost of acquiring, constructing, altering, improving or repairing any property, real or personal, or improvements used or to be used in connection with such property or (b) Debt Incurred by the Company or any Subsidiary of the Company prior to or within one year after the later of the acquisition, the completion of construction, alteration, improvement or repair, or the commencement of commercial operation thereof, which Debt is Incurred for the purpose of financing all or any part of the purchase price thereof or such construction, alteration, improvement or repair; (vii) Liens in favor of the United States of America or any State, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any State, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens; (viii) Liens granted to any bank or other institution on the payments to be made by such institution to the Company or a Subsidiary of the Company pursuant to any interest rate swap or similar agreement or foreign currency hedge, exchange or similar agreement designed to provide protection against fluctuations in interest rates and currency exchange rates, respectively, provided that such agreements are entered into in, or are incidental to, the ordinary course of business or are entered into in connection with Debt permitted by the provisions described under "Limitation on Subsidiary Debt" above, between the Company or such Subsidiary and such institution; (ix) Liens to secure industrial revenue or development bonds, not to exceed $15 million at any one time outstanding; (x) mechanics', workmen's, materialmen's or similar Liens arising in the ordinary course of business; (xi) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (i) to
(x) so long as such Lien does not extend to any other property (other than improvements to such property) and the principal amount of the Debt so secured is not increased; (xii) Liens that do not secure Debt in an aggregate principal amount in excess of the greater of $40 million or 15% of Consolidated Net Tangible Assets at any one time outstanding; (xiii) any Liens securing Debt owed by the Company to one or more Wholly Owned Subsidiaries of the Company (but only if such Debt is held by such Wholly Owned Subsidiaries); (xiv) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure performance, surety or appeal bonds to which such Person is a party or which are otherwise required of such Person, or deposits as security for contested taxes or import duties or for the payment of rent or other obligations of like nature, in each case incurred in the ordinary course of business; (xv) Liens resulting from the deposit of funds or evidences of Debt in trust for the purpose of defeasing Debt of the Company or any of its Subsidiaries; and (xvi) legal or equitable encumbrances deemed to exist by reason of negative pledges or the existence of any litigation or other legal proceeding and any related lis pendens (excluding any attachment prior to judgment, judgment lien or attachment lien in aid of execution on a judgment).

     Limitation on Sale and Leaseback Transactions.   The Company shall not, and
shall not permit any Subsidiary of the Company to, enter into any Sale and Leaseback Transaction with respect to any Principal Property (except for a period not exceeding three years) unless (a) the Company or such Subsidiary would be entitled to Incur a Lien on such Principal Property to secure Debt by reason of the provisions described in clauses (i) through (xvi) of the second paragraph under the "Limitation on Liens" covenant in an amount equal to the Attributable Value of such Sale and Leaseback Transaction without equally and ratably securing the Notes or (b) the Company applies an amount equal to the Attributable Value with respect to such Sale and Leaseback Transaction within six months of such sale to the defeasance or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of Debt securities or other debt for borrowed money of the Company or a Subsidiary thereof that matures more than one year after the creation of such Debt or to the purchase, construction or development of other comparable property.

DEFAULTS

     An Event of Default is defined in the Indenture as (i) a default in any payment of interest on any Note when due and payable, continued for 30 days,
(ii) a default in the payment of principal of any Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply with any other covenants in the Indenture that will not have been remedied by the end of a period of 60 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes, (iv) acceleration of, or failure by the Company to pay when due, any Debt within any applicable grace period after final maturity or the acceleration of any such Debt by the holders thereof because of a default if the total amount of such Debt unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent (the "cross acceleration provision") and such failure continues for 20 days after receipt of the notice specified in the Indenture, (v) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions"), or (vi) the rendering of any judgment or decree for the payment of money in excess of $10.0 million or its foreign currency equivalent at the time it is entered against the Company or any Significant Subsidiary and is not discharged, waived or stayed if (A) an enforcement proceeding thereon is commenced by any creditor or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed and, in either case, the default continues for ten days after the date on which written notice specifying the failure and requiring the Company to remedy the same shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes at the time outstanding (the "judgment default provision").

     The Indenture will provide that if an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     The Indenture will provide that the Holders of not less than a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the written consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, no amendment may (i) reduce the amount of Notes whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, or (vii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.

     Without the consent of any Holder, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the
Code), to secure the Notes, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder in any material respect, to provide for the issuance of the Exchange Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

     The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

     A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Noteholder to pay any taxes required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

DEFEASANCE

     The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "Certain Covenants", the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Defaults" above ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iii), (iv), (v) or (vi) under "Defaults" above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     The First National Bank of Chicago is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     For purposes of the Indenture, the following terms have meanings set forth below.

     "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with GAAP, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with GAAP. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. "Attributable Value" means, as to a Capital Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with GAAP.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease or other Debt arrangements prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person.

     "Consolidated Net Tangible Assets" means, as of any particular time, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities, except for (a) notes and loans payable, (b) current maturities of long-term Debt and
(c) current maturities of Capital Lease Obligations and (ii) intangible assets, to the extent included in such aggregate amount of assets, all as set forth on the most recent consolidated balance sheet of the Company and its consolidated subsidiaries and computed in accordance with GAAP.

     "Consolidated Subsidiaries" of any Person means all other Persons that would be accounted for as consolidated Persons in such Person's financial statements in accordance with GAAP.

     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person other than as entered into in the ordinary course of business, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person, (vi) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination, (vii) every payment obligation of such Person under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, and (viii) every obligation of the type referred to in clauses (i) through (vii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise and such obligations secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such obligation; provided that if the obligation so secured has not been assumed in full by such Person or is otherwise not such Person's legal liability in full, the amount of such obligation for the purposes of this definition shall be limited to the lesser of the amount of such obligation secured by such Lien or the fair market value of the assets or the property securing such Lien.

     "GAAP" means generally accepted accounting principles in the United States, consistently applied, that are in effect from time to time.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person,
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed" and "Guaranteeing" shall have meanings correlative to the foregoing); provided, however, that the Guarantee by a Person shall not include endorsements by such Person for collection or deposit in the ordinary course of business.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the registrar's books.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit agreement, security interest, lien, charge, easement (other than any title defect or easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Principal Property" means any property or assets (including, without limitation, accounts receivable and inventory) owned or leased by the Company or any Subsidiary thereof, the gross book value of which exceeds one percent of Consolidated Net Tangible Assets.

     "Redeemable Stock" of any Person means any equity security of such Person that by its terms or otherwise is required to be redeemed prior to the Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to the Stated Maturity of the Notes.

     "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any Principal Property of such Person which has been or is being sold or transferred by such Person more than one year after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other similar amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

     "Subsidiary" means, with respect to any Person, any corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such Person, and any partnership, association, joint venture or other entity in which such Person owns more than 50% of the equity interests or has the power
(i) to elect a majority of the board of directors or other governing body or
(ii) to direct the policies, management or affairs thereof.

     "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. (S)(S) 77aaa-77bbbb), as amended.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                         BOOK-ENTRY; DELIVERY AND FORM

THE GLOBAL NOTE

     The certificates representing the Old Notes were issued, and the certificates representing the New Notes will be issued, in fully registered form, without coupons. The Old Notes are represented by one permanent global certificate in definitive, fully registered form without interest coupons in the amount of $150.0 million (the "Initial Global Note"). Except as described in the next paragraph, the New Notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (the "Global Notes") and will be deposited with, or on behalf of, the DTC (the "Depositary"), and registered in the name of Cede & Co., as the DTC's nominee or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between the DTC and the Trustee. If any holder of Old Notes whose interest in such Old Notes is represented by the Initial Global Note fails to tender in the Exchange Offer, the Company may issue and deliver to such holder a separate certificate representing such holder's Old Notes in registered form without interest coupons.

CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

     The description of the operations and procedures of DTC set forth below is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. The Company does not take any responsibility for these operations or procedures, and holders are urged to contact DTC or its participants directly to discuss these matters.

     DTC has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a "banking organization" within the meaning of the New York Banking Law, (iii) a member of the Federal Reserve System, (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (v) a "clearing agency" registered pursuant to
Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Holders who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

     Pursuant to procedures established by DTC (i) upon the issuance of the Initial Global Certificate, DTC credited, on its internal system, the number of Notes of the individual beneficial interests represented by such global securities to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Initial Global Certificate are shown on, and the transfer of such ownership are effected only through, records maintained by DTC (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants). Such accounts initially were designated by or on behalf of the initial purchasers of the Notes and ownership of beneficial interests in the Initial Global Certificate are limited to Participants or Indirect Participants.

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event that the Company requests any action of holders of Notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

     Payments with respect to the principal of, and premium, if any, and interest on any Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC. Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

CERTIFICATED NOTES

     If (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events as provided in the Indenture, then, upon surrender by DTC of the Global Notes, Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

     Neither the Company nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain federal income tax considerations relevant to the exchange of Old Notes for New Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the New Notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

     EACH HOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

          The exchange of Old Notes for New Notes should not be an exchange or otherwise a taxable event to a holder for federal income tax purposes. Accordingly, a holder should have the same adjusted issue price, adjusted basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

                              PLAN OF DISTRIBUTION

     Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that, with the exceptions set forth below, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving such New Notes, whether or not such person is the holder (other than any such holder or such other person which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the New Notes are acquired in the ordinary course of business of the holder or such other person,
(ii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes. The Company, however, has not sought, and does not intend to seek, its own no-action letter and there can be no assurance that the Commission's staff would make a similar determination with respect to the Exchange Offer. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will, for a period of 180 days following the Expiration Date, make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for such period of time as such persons must comply with such requirements in order to resell the New Notes.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal for such period of time as such persons must comply with such requirements in order to resell the New Notes.
The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers.

                                 LEGAL MATTERS

     The validity of the New Notes offered hereby will be passed upon for the Company by Vinson & Elkins L.L.P., Dallas, Texas.


                                    EXPERTS

     The financial statements and schedule included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements:

  Report of Independent Public Accountants............................................  F-2

  Consolidated Balance Sheets as of December 31, 1997 and 1996........................  F-3

  Consolidated Statements of Operations for the twelve months ended December 31,
    1997 and 1996 and the nine months ended December 31, 1995.........................  F-4

  Consolidated Statements of Cash Flows for the twelve months ended December 31,
    1997 and 1996 and the nine months ended December 31, 1995.........................  F-5

  Consolidated Statements of Stockholders' Equity for the twelve months ended
    December 31, 1997 and 1996 and the nine months ended December 31, 1995............  F-6

  Notes to Consolidated Financial Statements..........................................  F-7

Unaudited Consolidated Financial Statements:

  Consolidated Balance Sheets as of June 30, 1998 and December 31, 1997...............  F-24

  Consolidated Statements of Operations for the three months ended June 30, 1998 and
    1997 and six months ended June 30, 1998 and 1997..................................  F-25

  Consolidated Statements of Cash Flows for the six months
    ended June 30, 1998 and 1997......................................................  F-26

  Notes to Consolidated Financial Statements..........................................  F-27

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of BancTec, Inc.:

     We have audited the accompanying consolidated balance sheets of BancTec, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, cash flows and stockholders' equity for the years ended December 31, 1997 and 1996, and for the nine months ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BancTec, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996, and for the nine months ended December 31, 1995, in conformity with generally accepted accounting principles.


                                                Arthur Andersen LLP

Dallas, Texas
January 27, 1998

                                 BANCTEC, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                    DECEMBER 31,   DECEMBER 31,
                                                                                                        1997           1996
                                                                                                    ------------   ------------
                                             ASSETS
CURRENT ASSETS:
 Cash and cash equivalents, including restricted amounts of $717 at December 31, 1996...........      $ 21,686       $ 22,872
 Short-term investments including, restricted amounts of $154 at December 31, 1997, and $4,203
  at December 31, 1996..........................................................................           308          4,203
 Accounts receivable, less allowance for doubtful accounts of $8,100 at December 31, 1997, and
  $9,627 at December 31, 1996...................................................................       156,911        135,138
 Inventories....................................................................................        86,847         83,320
 Current deferred tax asset.....................................................................        17,133         22,277
 Other..........................................................................................         7,635          7,025
                                                                                                      --------       --------
   Total current assets.........................................................................       290,520        274,835
PROPERTY, PLANT AND EQUIPMENT, AT COST:
 Land...........................................................................................         3,030          3,030
 Field support spare parts......................................................................       110,297         97,350
 Machinery and equipment........................................................................        62,203         62,415
 Furniture, fixtures and other..................................................................        48,898         31,217
 Buildings......................................................................................        27,488         24,720
                                                                                                      --------       --------
                                                                                                       251,916        218,732
 Less accumulated depreciation..................................................................       140,613        131,579
                                                                                                      --------       --------
   Net property, plant and equipment............................................................       111,303         87,153
 GOODWILL, less accumulated amortization of $29,814 at December 31, 1997, and $24,709 at
  December 31, 1996.............................................................................        89,147         93,858
LONG-TERM DEFERRED TAX ASSET....................................................................           133            442
OTHER ASSETS....................................................................................        10,936         11,007
                                                                                                      --------       --------
TOTAL ASSETS....................................................................................      $502,039       $467,295
                                                                                                      ========       ========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Revolving credit facilities....................................................................      $ 84,139       $ 30,996
 Current maturities of long-term debt...........................................................        11,888         11,334
 Trade accounts payable.........................................................................        19,793         21,303
 Other accrued expenses and liabilities.........................................................        71,243         81,956
 Deferred revenue...............................................................................        27,278         38,196
 Income taxes...................................................................................         9,185          3,247
                                                                                                      --------       --------
   Total current liabilities....................................................................       223,526        187,032
LONG-TERM DEBT, less current maturities.........................................................        11,854         65,891
OTHER LIABILITIES...............................................................................         6,136          9,652
COMMITMENTS AND CONTINGENCIES (Note K)
STOCKHOLDERS' EQUITY:
 Preferred stock--authorized, 1,000 shares of $.01 par value:
  Series A--no shares issued and outstanding....................................................            --             --
  Series B--no shares issued and outstanding....................................................            --             --
 Common stock--authorized, 45,000,000 shares of $.01 par value:
  issued and outstanding, 21,808,000 shares at December 31, 1997 and 20,797,000 at
  December 31, 1996.............................................................................           218            208
 Treasury stock--200,000 shares at December 31, 1997 and 29,936 at December 31, 1996............        (4,692)          (388)
 Additional paid-in capital.....................................................................       221,234        201,006
 Retained earnings..............................................................................        50,119          7,967
 Foreign currency translation adjustments.......................................................        (5,129)        (1,612)
 Unearned compensation..........................................................................        (1,227)        (2,461)
                                                                                                      --------       --------
   Total stockholders' equity...................................................................       260,523        204,720
                                                                                                      --------       --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......................................................      $502,039       $467,295
                                                                                                      ========       ========

                See notes to consolidated financial statements.

                                 BANCTEC, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)




                                                                TWELVE MONTHS ENDED        NINE MONTHS
                                                            ----------------------------      ENDED
                                                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                                1997           1996           1995
                                                            -------------  -------------  -------------
                                                              (In thousands, except per share data)
REVENUE:
  Equipment and software..................................      $335,214       $312,467       $188,107
  Maintenance and other services..........................       268,320        241,535        195,877
                                                                --------       --------       --------
                                                                 603,534        554,002        383,984
COST OF SALES:
  Equipment and software..................................       224,803        213,293        163,090
  Maintenance and other services..........................       195,855        177,977        159,413
                                                                --------       --------       --------
                                                                 420,658        391,270        322,503
                                                                --------       --------       --------
     Gross profit.........................................       182,876        162,732         61,481
OPERATING EXPENSES:
  Product development.....................................        19,972         17,582         21,455
  Selling, general and administrative.....................        83,179         76,075         85,908
  Goodwill amortization...................................         5,391          4,990         18,089
                                                                --------       --------       --------
                                                                 108,542         98,647        125,452
                                                                --------       --------       --------
     Income (loss) from operations........................        74,334         64,085        (63,971)
                                                                --------       --------       --------
OTHER INCOME (EXPENSE):
  Interest income.........................................           743          1,146          1,839
  Interest expense........................................        (7,730)        (7,927)        (7,309)
  Sundry-net..............................................          (762)           666         (1,274)
                                                                --------       --------       --------
                                                                  (7,749)        (6,115)        (6,744)
                                                                --------       --------       --------
     Income (loss) before income taxes and extraordinary
       item...............................................        66,585         57,970        (70,715)
INCOME TAX PROVISION (BENEFIT):
  Current.................................................        18,518          3,434          3,401
  Deferred................................................         5,453         17,435        (20,635)
                                                                --------       --------       --------
                                                                  23,971         20,869        (17,234)
                                                                --------       --------       --------
NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM...............        42,614         37,101        (53,481)
EXTRAORDINARY ITEM, NET OF TAXES OF $260..................          (462)            --             --
                                                                --------       --------       --------
NET INCOME (LOSS).........................................      $ 42,152       $ 37,101       $(53,481)
                                                                ========       ========       ========
INCOME (LOSS) PER SHARE BEFORE EXTRAORDINARY
 ITEM
  Basic...................................................         $2.00          $1.82         $(2.71)
  Diluted.................................................         $1.92          $1.76         $(2.71)
INCOME (LOSS) PER SHARE
  Basic...................................................         $1.97          $1.82         $(2.71)
  Diluted.................................................         $1.90          $1.76         $(2.71)
WEIGHTED AVERAGE SHARES
  Basic...................................................        21,359         20,341         19,753
  Diluted.................................................        23,203         22,317         19,753

                See notes to consolidated financial statements.

                                 BANCTEC, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                                         NINE MONTHS
                                                              TWELVE MONTHS ENDED           ENDED
                                                          ----------------------------  -------------
                                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                              1997           1996           1995
                                                          -------------  -------------  -------------
                                                                        (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).....................................      $ 42,152       $ 37,101       $(53,481)
  Adjustments to reconcile net income (loss) to cash
    flows provided by operating activities:
     Depreciation and amortization......................        39,973         37,850         50,631
     Deferred income tax expense (benefit)..............         5,453         17,435        (20,635)
     Loss on disposition of property, plant
       and equipment....................................         1,429             --          8,693
     Other non-cash items...............................         2,851            964          2,740
     (Increase) decrease in accounts receivable.........       (21,773)       (28,949)        23,346
     Increase in inventories............................        (2,241)       (10,878)          (100)
     (Increase) decrease in other assets................          (539)         5,109            763
     Decrease in trade accounts payable.................        (1,510)        (2,940)        (8,708)
     Increase (decrease) in deferred revenue............       (10,918)           172            661
     Increase (decrease) in other accrued expenses
       and liabilities..................................        (2,815)        (8,918)        15,138
                                                              --------       --------       --------
        Cash flows provided by operating activities.....        52,062         46,946         19,048
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property, plant and equipment............       (60,597)       (39,968)       (29,878)
  Purchase of businesses, net of cash acquired..........        (1,090)        (7,136)          (138)
  Additions to capitalized software.....................            --             --           (942)
  Other.................................................            53            661         (3,694)
                                                              --------       --------       --------
        Cash flows used in investing activities.........       (61,634)       (46,443)       (34,652)
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments of current maturities of long-term debt and
    capital lease obligations...........................       (11,926)       (14,047)       (19,361)
  Payments of long-term borrowings......................       (41,428)        (5,350)            --
  Proceeds from short-term borrowings, net..............        53,591         10,780          3,203
  Repurchase of common stock............................        (4,692)            --             --
  Proceeds from sale and issuances of common stock......        15,166          9,487          1,881
  Other.................................................            --             --           (117)
                                                              --------       --------       --------
        Cash flows provided by (used in)
         financing activities...........................        10,711            870        (14,394)
EFFECT OF EXCHANGE RATE CHANGES ON CASH.................        (2,325)          (511)          (225)
                                                              --------       --------       --------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS.......................................        (1,186)           862        (30,223)
CASH AND CASH EQUIVALENTS--BEGINNING OF YEAR............        22,872         22,010         52,233
                                                              --------       --------       --------
CASH AND CASH EQUIVALENTS--END OF YEAR..................      $ 21,686       $ 22,872       $ 22,010
                                                              ========       ========       ========


                See notes to consolidated financial statements.

                                 BANCTEC, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

  FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997 AND 1996, AND THE NINE MONTHS
                            ENDED DECEMBER 31, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                FOREIGN
                                         ADDITIONAL                RETAINED    CURRENCY
                                COMMON    PAID-IN   COMPREHENSIVE  EARNINGS   TRANSLATION     TREASURY    UNEARNED
                                STOCK     CAPITAL      INCOME      (DEFICIT)  ADJUSTMENTS      STOCK     COMPENSATION      TOTAL
                               -------   ---------    --------     ---------  -----------     --------   ------------    ---------
Balance at March 26, 1995
 (includes 29,936 treasury
 shares)...................     $197      $189,755                  $ 24,349     $(2,734)      $  (388)     $(4,436)      $206,743
Common stock issued
 principally under
 employee stock plans......        2         1,879                        --          --            --           --          1,881
Common stock
 issued/canceled under
 restricted stock plan,
 net.......................       --           (90)                       --          --            --           90             --
Amortization of unearned
 compensation..............       --            --                        --          --            --        1,027          1,027
Tax benefit from exercise
 of stock options..........       --           165                        --          --            --           --            165
Foreign currency
translation adjustments....       --            --                         (2)      (132)           --           --           (134)
Net loss...................       --            --     (53,481)       (53,481)        --            --           --        (53,481)
                                ----      --------     -------      ---------    -------       -------      -------       --------
Foreign currency
 translation adjustment           --            --        (132)           --          --            --           --             --
                                                       -------
Comprehensive Income -
 total                            --            --     (53,613)           --          --            --           --             --
                                                       =======
Balance at December 31,
 1995 (includes 29,936
 treasury shares)..........      199       191,709          --       (29,134)     (2,866)         (388)      (3,319)       156,201
Common stock issued
 principally under
 employee stock plans......        9         9,186          --            --          --            --           --          9,195
Common stock
 issued/canceled under
 restricted stock plans,
  net......................       --           636          --            --          --            --         (636)            --
Amortization of unearned
 compensation..............       --            --          --            --          --            --        1,494          1,494
Foreign currency
 translation adjustments...       --          (525)         --            --       1,254            --           --            729
Net income.................       --            --      37,101        37,101          --            --           --         37,101
                                ----      --------     -------      --------     -------       -------      -------       --------
Foreign currency
 translation adjustment           --            --       1,254            --          --            --           --             --
                                                       -------
Comprehensive Income -
 total                            --            --      38,355            --          --            --           --             --
                                                       =======
Balance at December 31,
 1996 (includes 29,936
 treasury shares)..........      208       201,006          --         7,967      (1,612)         (388)      (2,461)       204,720
Common stock issued
 principally under
 employee stock plans......       10        15,013          --            --          --            --           --         15,023
Common stock
 issued/canceled under
 restricted stock plans,
  net......................       --            83          --            --          --            --           --             83
Repurchase of common
 stock.....................       --            --          --            --          --        (4,692)          --         (4,692)
Treasury stock canceled....       --          (388)         --            --          --           388           --             --
Conversion of 7 1/4%
 debentures................       --            60          --            --          --            --           --             60
Tax benefit from exercise
 of stock options..........       --         5,460          --            --          --            --           --          5,460
Amortization of unearned
 compensation..............       --            --          --            --          --            --        1,234          1,234
Foreign currency
 translation adjustments...       --            --          --            --      (3,517)           --           --         (3,517)

Net income.................       --            --      42,152        42,152          --            --           --         42,152
                                ----      --------     -------      --------     -------       -------      -------       --------
Foreign currency
 translation adjustment           --            --      (3,517)           --          --            --           --             --
                                                       -------
Comprehensive Income -
 total                            --            --      38,636            --          --            --           --             --
                                                       =======
Balance at December 31,
 1997 (includes 200,000
  treasury shares).........     $218      $221,234          --      $ 50,119     $(5,129)      $(4,692)     $(1,227)      $260,523
                                ====      ========                  ========     =======       =======      =======       ========


                See notes to consolidated financial statements.

                                 BANCTEC, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--SUMMARY OF ACCOUNTING POLICIES

 Description of Business

     BancTec, Inc., a Delaware corporation, and subsidiaries (the "Company") is a systems integration and services company specializing in image-based financial transactions and document processing systems, workflow and image management software products, applications software and professional services. The Company's systems solutions are targeted at the banking, financial services, insurance, healthcare, government, utility, telecommunications and retail industries. The Company also provides network management and support services for users of local area networks ("LANs") and computer workstations and designs and manufactures document processing equipment for value added resellers ("VARs") and original equipment manufacturers ("OEMs").

 Principles of Consolidation

     The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and, for periods prior to 1996, the ScanData Joint Venture established with Thomson-CSF ("Thomson") in fiscal year 1992. In March 1996, the Company purchased Thomson's interest in the Joint Venture. All significant intercompany accounts and transactions have been eliminated.

 Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash Equivalents and Short-Term Investments

     Cash equivalents are comprised of highly liquid instruments with original maturities of three months or less. Short-term investments are similar instruments with original maturities in excess of three months and are valued at cost, which approximates market.

 Inventories

     Inventories are valued at the lower of cost or market and include the cost of raw materials, labor, factory overhead and purchased subassemblies. Cost is determined using the first-in, first-out method.

 Deferred Revenue

     Certain of the Company's contracts permit the Company to bill the customer in advance of the time revenue is recognized. Deferred revenue represents billings in excess of revenue recognized. Revenue is recognized ratably over the contract period as the services are performed, which usually occurs within one year of billing.

                                 BANCTEC, INC.

 Derivative Financial Instruments

     Premiums paid for purchased interest rate cap agreements are amortized to interest expense over the period of the agreements. Unamortized premiums are included in other current assets or other assets on the balance sheet depending on the amortization period.

 Revenue Recognition

     The Company's revenue recognition policies for its principal sources of revenue are:

     Equipment and software sales--Revenue from sales of established products is recognized upon delivery of completed product in conformity with certain provisions of AICPA Statement of Position No. 97-2, "Software Revenue Recognition." Revenue for new products is generally recognized at the time of acceptance by the customer. Contracts with lengthy software development periods are accounted for in conformity with Accounting Research Bulletin No. 45, "Long-Term Construction Contracts." Under such contracts, the excess of engineering costs and other related miscellaneous equipment costs over advance billings on such contracts are recorded in other current assets. All contract costs, including equipment and software, are charged to cost of sales at the time the related revenue is recognized. At December 31, 1997 and 1996, there were $884,000 and $1,577,000, respectively, of costs in excess of advance billings recorded in other current assets.

     Maintenance--Revenue from maintenance contracts is recognized ratably over the term of the contract.

     Leasing--Revenue from operating leases of equipment is recognized ratably over the terms of the related contract. Revenue from sales type leases is recorded as the present value of the minimum lease payments (net of executory costs), computed at the interest rate implicit in the lease in accordance with Statement of Financial Accounting Standards ("SFAS") No. 13, "Accounting for Leases."

 Depreciation and Amortization

     Depreciation is provided in amounts sufficient to charge the cost of depreciable assets to operations over their estimated service lives. Such amounts are charged to cost of sales or operating expenses in the consolidated statements of operations, as appropriate. The straight-line method of depreciation is used for financial reporting purposes. Accelerated methods are used for tax purposes.

     Leasehold improvements and assets recorded under capital lease obligations are depreciated over the shorter of their estimated useful life or the remaining lease term. Field support spare parts, which are repairable replacement parts for products maintained under service contracts, are amortized over a useful life of three or five years. Depreciable lives for furniture, fixtures and machinery are generally from five to seven years. Buildings utilize a forty year life.

     Goodwill is amortized on a straight-line basis over their estimated useful lives. The excess of cost over net assets of acquired businesses is amortized over 10 to 40 years. Other intangible assets are amortized over three to five years.

 Product Development

     Company sponsored software product development costs are expensed as incurred until technological feasibility has been established. At that time, the software product development costs are capitalized in conformity with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." At December

                                 BANCTEC, INC.

31, 1997 and 1996, capitalized software costs recorded in other long-term assets were $181,000 and $361,000, respectively. Software costs are amortized to cost of sales on a per unit basis or on a straight-line basis over a three year period, whichever is less. The Company performs a periodic review to determine the realization of capitalized software. When it is determined that there is an impairment, carrying amounts are written down to their net realizable value. The amount of software development costs charged to expense for the twelve month period ended December 31, 1997 and 1996, and the nine month period ended December 31, 1995, was $180,000, $181,000, and $6,555,000, respectively.
Customer sponsored product development costs are generally charged to cost of sales or the proceeds generated therefrom are credited to product development costs by the Company.

 Foreign Currency Translation

     The assets and liabilities of the Company's foreign subsidiaries are translated into U.S. dollars at the year-end rates of exchange. Revenue and expenses are translated monthly at the average exchange rates for the month. Translation gains and losses including those arising from intercompany accounts considered to be long-term investments, are reported as a separate component of stockholders' equity, and transaction gains and losses are included in results of operations in sundry-net. Foreign currency transaction losses in the twelve months ended December 31, 1997 and 1996, and the nine months ended December 31, 1995, were $741,000, $835,000 and $1,246,000, respectively.


 Net Income Per Share

     Basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding, adjusted to reflect the assumed exercise of all outstanding stock options which are dilutive and adjusted for the assumed conversion of convertible debt. The Company adopted SFAS No. 128, "Earnings per Share" effective December 15, 1997. As a result, the Company's reported income (loss) per share for all periods ending prior to December 31, 1997, was restated.

 Concentration of Credit Risk

     The Company sells its products to certain customers under specified credit terms in the normal course of business. These customers can generally be classified as banking, financial services, insurance, government, utility, telecommunications or retail entities. Due to the diversity of the Company's customers, management does not consider there to be a concentration of risk within any single classification.

 Reclassification

     Certain amounts have been reclassified from the prior year to conform to the current year presentation.

NOTE B--CHANGE IN FISCAL YEAR-END

     On October 12, 1995, concurrent with the consummation of the acquisition of Recognition, the Company changed its fiscal year-end from a 52/53 week year which ended on or about March 31 of each year to a calendar year-end of December 31.

                                 BANCTEC, INC.

NOTE C--ACQUISITIONS AND EQUITY INVESTMENTS

 Acquisition of Recognition International Inc.

     On October 12, 1995, the shareholders of the Company and Recognition approved the acquisition of Recognition by the Company. The acquisition was effected through the merger of BTEC Merger Subsidiary, Inc., a wholly-owned subsidiary of the Company, with and into Recognition. Under the terms of the merger agreement, Recognition stockholders received 0.59 of a share of the Company's common stock for each share of Recognition common stock owned, for a total of approximately 9.1 million shares. Fractional shares were not issued; instead former Recognition stockholders were paid a fractional share percentage of $21.00 in cash, the closing price of a share of the Company's common stock on the date of closing.

 Other Acquisitions and Equity Investments

     In fiscal 1992, the Company and Thomson established a joint venture company, ScanData Holding N.V. (now BancTec Holding, N.V.), with subsidiaries in France, Sweden, Germany and the Netherlands, which had exclusive rights to market and service various products provided by the Company and Thomson in specified territories, consisting of continental Europe, Scandinavia and North Africa. On March 15, 1996, the Company purchased Thomson's interest in ScanData Holding N.V. for cash of approximately $7,200,000.

NOTE D--CHARGES

     For the nine month period ended December 31, 1995, the Company incurred pretax charges of $85,187,000 for the integration of the Company and Recognition. The components of these charges were $17,000,000 to cover the cost of severance, $51,687,000 for duplicate and impaired assets, $6,000,000 for loss contracts, $5,500,000 related to facilities and $5,000,000 in transaction costs. These costs were categorized in the consolidated statement of operations as follows: $41,838,000 in cost of sales, $6,647,000 in product development, $23,761,000 in selling, general and administrative, $12,556,000 as amortization and $385,000 in other sundry.

     As of December 31, 1997, approximately $82,929,000 (primarily professional fees, severance and write off of impaired assets) of such costs have been paid or otherwise charged against the $85,187,000 accrual. The remaining obligations are currently recorded in other accrued expenses and liabilities and are expected to be substantially paid by the end of 1998, utilizing existing cash resources of the Company. The amounts disclosed represent management's best estimate of the costs to be incurred and the timing of such costs. The progress of the plan and the actual amounts incurred could vary from these estimates if future developments differ from the underlying assumptions used by management in developing the accrual.

NOTE E--INVENTORIES

                                      DECEMBER 31  DECEMBER 31
                                         1997         1996
                                      -----------  -----------
                                           (IN THOUSANDS)
   Raw materials...................       $41,293      $40,391
   Work-in-process.................         7,883        9,321
   Finished goods..................        37,671       33,608
                                          -------      -------
                                          $86,847      $83,320
                                          =======      =======

                                 BANCTEC, INC.

NOTE F--DEBT

                                                           DECEMBER 31  DECEMBER 31
                                                              1997         1996
                                                           -----------  -----------
                                                                (IN THOUSANDS)
   Term loans payable to banks...........................      $21,508      $32,614
   7 1/4% convertible subordinated debentures due 2011...           --       43,722
   Obligations under capital leases......................        2,234          889
                                                               -------      -------
                                                                23,742       77,225
   Less current maturities...............................       11,888       11,334
                                                               -------      -------
                                                               $11,854      $65,891
                                                               =======      =======

     Future maturities of long-term debt, excluding capital lease obligations, are as follows:

        CALENDAR YEAR                       (IN THOUSANDS)
        ---------------                     --------------
        1998..............................      $10,950
        1999..............................       10,558
        Thereafter........................           --
                                                -------
                                                $21,508
                                                =======

  On December 5, 1997, the Company redeemed substantially all $43,700,000 of its 7 1/4% convertible subordinated debentures for cash at par plus accrued interest. Holders of $60,000 face amount of the debentures elected to convert to the Company's common stock at an exchange rate of 35.224 common shares per $1,000 bond. The redemption eliminates potential dilution of the Company's common stock of approximately 1.5 million shares. The extraordinary item of $462,000, net of taxes of $260,000, was due to the write off of deferred loan costs associated with the 7 1/4% convertible subordinated debentures.

  At December 31, 1997, the Company's credit agreement provided for a $50,000,000 short-term revolving credit facility ("revolving credit facility") and a $55,000,000 term loan facility ("term loan") which are unsecured. The agreement contains restrictive covenants which, among other things, restrict payment of dividends, limit additional debt and require the Company to maintain a 2.0 to 1.0 minimum cash flow coverage, maximum debt to EBITDA of not more than
2.25 to 1.0 at the end of any fiscal quarter for the preceding twelve month period and a maximum debt to capitalization ratio not to exceed .50 to 1.0 as of the end of any fiscal quarter. At December 31, 1997, the Company was in compliance with all covenants required under the agreement. The agreement permits borrowing in foreign currency which the Company utilizes as part of its foreign currency risk management program. Therefore, the reported amounts can include recognized but unrealized gains and losses resulting from currency fluctuations. The revolving credit facility bears interest at the lender's prime commercial rate or, at the Company's option, the London Interbank Offered Rate ("LIBOR") on Eurocurrency borrowings plus 0.50%, depending on the Company's debt to capitalization ratio, as defined. A commitment fee of 0.225% on the unused revolving credit facility is payable quarterly.

  The Company is seeking long-term public or private debt financing of up to $150,000,000 in 1998 to replace the debt instruments that are currently in place and for other anticipated requirements.

     At December 31, 1997, the amount outstanding under the revolving credit facility was $41,750,000 at a weighted average interest rate of 6.47%.

                                 BANCTEC, INC.

     The term loan bears interest at the lender's prime commercial rate or, at the Company's option, LIBOR plus 0.75%, depending on the Company's debt to capitalization ratio, as defined. Principal payments against the outstanding balance of the term loan commenced as of March 31, 1995. The principal, plus accrued interest, is due in 20 equal quarterly installments until December 31, 1999. At December 31, 1997, the balance of the term loan was $21,508,000. The weighted average interest rate on borrowings under the term loan was 6.69% at December 31, 1997.

     Also outstanding as of December 31, 1997, were foreign credit agreements in the amount of $4,389,000 payable in Japanese yen. Cash, cash equivalents and short-term investments of $154,000 have been pledged as collateral to secure these credit agreements. The terms on the agreements range from three months to one year at interest rates up to 1.75%.

     The Company has agreements in place for additional lines of credit totaling $80,000,000. The lines are uncommitted and have a maximum term of 30 days. The weighted average interest rate on borrowings under the additional lines of credit was 6.28% at December 31, 1997. At December 31, 1997, the Company had an outstanding balance of $38,000,000 on the lines of credit.

     The Company was party to one interest rate cap agreement which expired in May 1997 (See Note K).

     The fair market value of the term loan, revolving credit facility, the subordinated debentures, lines of credit and foreign credit agreement as of December 31, 1997, approximates their respective carrying values.

     Future minimum lease payments under capital lease obligations are as follows:

   CALENDAR YEAR                                                (IN THOUSANDS)
   -------------                                                --------------
   1998....................................................         $1,116
   1999....................................................            934
   2000....................................................            360
   Thereafter..............................................             --
                                                                    ------
   Total minimum lease payments............................          2,410
   Less amount representing interest (6.0%-16.2% rate).....            176
                                                                    ------
   Present value of net minimum lease payments, including
    current maturities of $938 at December 31, 1997........         $2,234
                                                                    ======

     Property, plant and equipment recorded under capital leases are as follows:

                                      DECEMBER 31  DECEMBER 31
                                         1997         1996
                                      -----------  -----------
                                           (IN THOUSANDS)
     Furniture, fixtures and other..       $3,508       $1,385
     Machinery and equipment........           74          559
                                           ------       ------
     Total--at cost.................        3,582        1,944
     Less accumulated depreciation..          915        1,025
                                           ------       ------
                                           $2,667       $  919
                                           ======       ======

                                 BANCTEC, INC.

     The Company paid cash totaling $7,943,000, $7,972,000, and $7,228,000, for interest during the twelve months ended December 31, 1997 and 1996, and the nine months ended December 31, 1995, respectively.

NOTE G--OTHER ACCRUED EXPENSES AND LIABILITIES

                                             DECEMBER 31,  DECEMBER 31,
                                                 1997          1996
                                             ------------  ------------
                                                   (IN THOUSANDS)
   Salaries, wages and other compensation..       $18,878       $17,834
   Advances from customers.................        16,441        21,353
   Accrued taxes, other than income taxes..         9,219         5,961
   Accrued invoices and costs..............         8,582         5,252
   Accrued merger charges and other costs..         2,902         6,431
   Other...................................        15,221        25,125
                                                  -------       -------
                                                  $71,243       $81,956
                                                  =======       =======

NOTE H--INCOME TAXES

     The domestic and foreign components of income (loss) before income taxes and extraordinary item consisted of the following:


                                             TWELVE MONTHS
                                                 ENDED              NINE MONTHS
                                       --------------------------      ENDED
                                       DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                           1997          1996          1995
                                       ------------  ------------  -------------
                                                    (IN THOUSANDS)
   Domestic (including Puerto Rico)...      $51,510       $47,357      $(58,739)
   Foreign............................       15,075        10,613       (11,976)
                                            -------       -------      --------
                                            $66,585       $57,970      $(70,715)
                                            =======       =======      ========

     The income tax provision (benefit) consisted of the following:



                                           TWELVE MONTHS
                                               ENDED             NINE MONTHS
                                    ---------------------------      ENDED
                                    DECEMBER 31,  DECEMBER 31,   DECEMBER 31,
                                        1997          1996           1995
                                    ------------  -------------  -------------
                                                  (IN THOUSANDS)
Current:
 Federal (including Puerto Rico)..       $ 9,618       $   974       $  3,172
 State............................         3,240            --          1,117
 Foreign..........................         5,660         2,460           (888)
                                         -------       -------       --------
  Total current...................        18,518         3,434          3,401
                                         -------       -------       --------
Deferred:
 Federal..........................         3,709        19,906        (19,125)
 Foreign..........................         1,744        (2,471)        (1,510)
                                         -------       -------       --------
  Total deferred..................         5,453        17,435        (20,635)
                                         -------       -------       --------
                                         $23,971       $20,869       $(17,234)
                                         =======       =======       ========

                                 BANCTEC, INC.

     The difference between the income tax provision computed at the statutory federal income tax rate and the financial statement provision for taxes is summarized as follows:

                                                                      Twelve Months
                                                                          Ended            Nine Months
                                                               --------------------------    Ended
                                                               December 31,  December 31,  December 31,
                                                                  1997         1996           1995
                                                               ------------ ------------- -------------
                                                                            (In thousands)
  Provision (benefit) at U.S. statutory rate of 35% for all
      periods................................................     $23,305      $20,290       $(24,750)
  Increase (reduction) in tax expense resulting from:
     Impact of foreign and Puerto Rico income tax
       rates.................................................          54          100           (177)
     State income tax, net of federal income tax
       benefit...............................................       2,106           --           (171)
     Charge/credit in lieu of taxes for tax benefits
       realized from acquisitions............................          --           --            211
     Utilization of net operating losses.....................      (4,291)      (3,626)            --
     Foreign losses not providing a current
       benefit...............................................         407          879          2,247
     Goodwill amortization...................................       1,579        1,575          1,664
     Foreign earnings and profit adjustment..................         975           --             --
     Foreign goodwill amortization...........................         142          221            221
     Other...................................................        (306)       1,430          3,521
                                                                  -------      -------       --------
                                                                  $23,971      $20,869       $(17,234)
                                                                  =======      =======       ========

     The Company paid cash totaling $9,631,000, $4,651,000, and $2,654,000 for income taxes during the twelve months ended December 31, 1997 and 1996, and the nine months ended December 31, 1995, respectively.

     Deferred income taxes reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial reporting basis and are included in other current assets or other assets depending on the timing of the expected realization. The deferred tax benefit for the periods shown represents the effect of changes in the amounts of temporary differences during those periods.

                                 BANCTEC, INC.

     Deferred tax assets (liabilities), as determined under the provisions of SFAS No. 109, "Accounting for Income Taxes", were comprised of the following:

                                                          DECEMBER 31,   DECEMBER 31,
                                                              1997           1996
                                                          -------------  -------------
                                                                 (IN THOUSANDS)
Gross deferred tax assets:
     Net operating losses...............................      $ 36,715       $ 43,792
     Inventory reserves.................................         3,430          4,922
     Acquisition & restructuring charges................         4,557          5,634
     Receivable allowance...............................           299          2,744
     Deferred revenues..................................         2,723          3,286
     Deferred compensation..............................         4,134          3,053
     Foreign timing differences, net....................         1,144          2,618
     Taxes paid on intercompany profits.................           996            585
     Unrealized foreign exchange gains..................            --            468
     Tax deductible foreign reserves....................            --            422
     Other..............................................           966          2,084
                                                              --------       --------
        Total gross deferred tax asset..................        54,964         69,608
                                                              --------       --------
  Gross deferred tax liabilities:
     Depreciation.......................................          (330)           (11)
     Tax deductible deferred computer conversion costs..        (2,947)            --
                                                              --------       --------
        Total gross deferred tax liability..............        (3,277)           (11)
     Deferred tax assets valuation reserve..............       (34,421)       (46,878)
                                                              --------       --------
        Net deferred tax asset..........................      $ 17,266       $ 22,719
                                                              ========       ========

     The Company has net operating loss carryforwards which expire as follows:
1998 through 2002, $33,397,000; 2003 through 2007, $22,865,000; 2008 through
2012, $19,082,000; and indefinite, $19,673,000.

     The net change in the deferred tax asset valuation reserve for the twelve months ended December 31, 1997 and 1996, was a decrease of $12,547,000 and $10,720,000, respectively. The current year's decrease is primarily attributable to reversal of acquisition timing differences, inventory reserves and utilization of net operating loss carryforwards.

     Undistributed earnings of foreign subsidiaries were approximately $21,165,000, $17,922,000, and $14,243,000 at December 31, 1997, 1996 and 1995,
respectively. No taxes have been provided on these undistributed earnings as they are considered to be permanently reinvested.

NOTE I--STOCKHOLDERS' EQUITY

 Employee Stock Award Plans

     At December 31, 1997, a total of 3,841,855 shares of common stock were reserved for issuance under the Company's stock award plans. At December 31, 1997, 1,322,110 were available for future grant. In general, the plans provide for the granting of options or restricted shares to key employees. A summary of the key provisions of each type of award is as follows:

                                 BANCTEC, INC.

 Stock Options

     In general, the plans provide for the granting of options at not less than fair market value of the stock at the grant date. Options issued vest over a five year period, with one-fifth of the shares becoming exercisable on each anniversary. At December 31, 1997, 1996 and 1995, options to purchase 2,519,745, 2,860,586, and 3,515,193 shares, respectively, were outstanding, of which options to purchase 844,560, 1,405,388, and 2,208,434 shares, respectively, were vested and could be exercised at a weighted average exercise price of $17.97, $15.74, and $14.59, respectively. The outstanding stock options at December 31, 1997 have a weighted average remaining contractual life of 4.0 years.

     A summary of activity in the Company's stock option plans is as follows:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                          OPTION PRICE     EXERCISE
                                              SHARES        PER SHARE       PRICE
                                            ----------   --------------    --------
  Options outstanding--March 26, 1995.....   3,337,801   $ 4.83--$28.39     $15.19
     Granted..............................     538,050    15.38-- 19.98      17.08
     Exercised............................    (149,786)    4.83-- 16.63       9.56
     Forfeited............................    (210,872)    4.83-- 27.75      17.61
                                           -----------
  Options outstanding--December 31, 1995..   3,515,193     4.83-- 28.39      15.75
     Granted..............................     712,500    17.25-- 22.50      21.35
     Exercised............................    (913,451)    4.83-- 22.68       9.86
     Forfeited............................    (453,656)    5.42-- 28.39      20.50
                                           -----------
  Options outstanding--December 31, 1996..   2,860,586     4.83-- 28.39      17.99
     Granted..............................     865,550    21.25-- 27.00      23.61
     Exercised............................  (1,035,468)    4.83-- 23.31      14.65
     Forfeited............................    (170,923)    5.42-- 22.50      20.72
                                           -----------
  Options outstanding--December 31, 1997..   2,519,745   $ 5.33--$27.00     $21.09
                                           ===========

     Of the options exercised during 1997, 498,321 options had exercise prices between $4.83 and $13.56, with a weighted average exercise price of $8.53. The remaining 537,147 options exercised had exercise prices between $15.38 and $23.31, with a weighted average exercise price of $20.34.

     Of the options forfeited during 1997, 20,833 options had exercise prices between $5.42 and $15.90, with a weighted average exercise price of $14.22. The remaining 150,090 options forfeited had exercise prices between $16.63 and $23.31, with a weighted average exercise price of $21.17.

     Of the options outstanding at December 31, 1997, 196,300 options had exercise prices between $5.33 and $15.90, with a weighted average exercise price of $13.24 and a weighted average remaining contractual life of 5.5 years. The remaining 2,323,445 options had exercise prices between $16.63 and $27.00, with a weighted average exercise price of $21.76 and a weighted average contractual life of 3.8 years.

     The Company accounts for the stock option plans under APB Opinion No. 25, under which no compensation has been recognized. Had compensation costs for these plans been determined consistent with SFAS Statement No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                 BANCTEC, INC.



                                 TWELVE MONTHS
                                     ENDED              NINE MONTHS
                           --------------------------      ENDED
                           DECEMBER 31,  DECEMBER 31,   DECEMBER 31,
                               1997          1996          1995
                           ------------  ------------  -------------
                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
     Net Income (loss):
        As reported......       $42,152       $37,101      $(53,481)
        Pro Forma........        40,173        36,430       (53,630)
     Basic EPS:
        As reported......       $  1.97       $  1.82      $  (2.71)
        Pro Forma........          1.88          1.79         (2.71)
     Diluted EPS:
        As reported......       $  1.90       $  1.76      $  (2.71)
        Pro Forma........          1.81          1.73         (2.71)

     Because the SFAS Statement No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions and results:



                                             TWELVE MONTHS
                                                 ENDED               NINE MONTHS
                                      ----------------------------      ENDED
                                      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
     WEIGHTED AVERAGE                     1997           1996           1995
     ----------------                 -------------  -------------  -------------
     Risk free interest rate........           5.8%           6.2%           5.8%
     Expected life..................      3.5 years      3.5 years      3.5 years
     Expected volatility............            35%            40%            40%
     Fair value of options granted..          $6.88          $6.92          $5.85

  RESTRICTED STOCK AWARDS

     The Board of Directors periodically awards restricted stock to key employees as compensation. Vesting is pro rata and is subject to future service. Unearned compensation is charged for the market value of the shares on the date of grant and is amortized to expense over the vesting period. Such amount is shown as a reduction of stockholders' equity in the accompanying consolidated balance sheets. During the twelve months ended December 31, 1997, 8,695 restricted shares were awarded and unearned compensation of $184,769 was recorded. During the twelve months ended December 31, 1996, 40,648 restricted shares were awarded and unearned compensation of $741,266 was recorded. During the nine months ended December 31, 1995, 22,475 restricted shares were awarded and unearned compensation of $380,936 was recorded. The weighted average price of the shares awarded during the twelve months ended December 31, 1997 and 1996, and the nine months ended December 31, 1995, was $21.25, $18.24, and $16.95, respectively. Vesting on such shares ranges from 3 years to 21 years. During the twelve months ended December 31, 1997 and 1996, and the nine months ended December 31, 1995, $228,413, $316,955, and $199,607, respectively, was amortized to expense. Also during the twelve month period ended December 31, 1997 and 1996, and the nine month period ended December 31, 1995, the Company cancelled 6,193, 5,730 and 31,270 shares, respectively, reserved for key employees who are no longer with the Company. This resulted in a reduction to unearned compensation of $102,006, $105,000 and $471,300, respectively.

                                 BANCTEC, INC.

     EMPLOYEE STOCK PURCHASE PLAN

     The Company has an employee stock purchase plan under which 431,208 shares of common stock were reserved at December 31, 1997. The shares are offered for sale to employees only, through payroll deductions, at prices equal to 85% of the lesser of the fair market value of the Company's common stock on the first day of the offering period or the last day of the exercise period. During the twelve months ended December 31, 1997 and 1996, and the nine months ended December 31, 1995, the Company issued 48,455, 50,448, and 21,835 shares, respectively, under the plan.

     STOCKHOLDER RIGHTS

     On June 16, 1988, the Company adopted a Stockholder Rights Plan in which common stock purchase rights were distributed as a dividend at the rate of one right for each common share held as of the close of business on June 27, 1988. Each share issued thereafter also received one right. As a result of the three-for-two stock split, the number of rights associated with each share of common stock has been adjusted from one right to two-thirds of a right. The Stockholder Rights Plan was designed to deter coercive takeover tactics and to prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company's stockholders. The rights will expire on May 24, 1998. The Board of Directors is currently reviewing the continuation of the Stockholder Rights Plan. It is expected that the Board of Directors will adopt a resolution to continue the Stockholder Rights Plan at the annual meeting of the Board of Directors held on May 21, 1998.

     Each right will entitle stockholders to buy one and one-half shares of common stock of the Company at an exercise price of $35.50. The rights will be exercisable only if a person or group acquires beneficial ownership of 20% or more of the Company's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 30% or more of the common shares.

     If any person becomes the beneficial owner of 35% or more of the Company's common stock, other than pursuant to certain tender or exchange offers described in the Plan, or if the Company is the surviving corporation in a merger with a 20%-or-more stockholder and its common shares are not changed or converted, or if a 20%-or-more stockholder engages in certain self-dealing transactions with the Company, then each right not owned by such person or related parties will entitle its holder to purchase, at the right's then current exercise price, shares of the Company's common stock (or, in certain circumstances as determined by the Board, cash, other property, or other securities) having a value of twice the right's exercise price. In addition, after any person has become a 20%-or-more stockholder, (i) if the Company is involved in a merger or other business combination transaction in which it is not the continuing or surviving corporation (other than a merger described in the previous sentence or a merger that follows a certain tender or exchange offer described in the Plan), or (ii) if the Company sells 50% or more of its assets or earning power, each right will entitle its holder to purchase, at the right's then current exercise price, shares of common stock of such other person having a value of twice the right's exercise price by a stockholder.

     The Company will generally be entitled to redeem the rights at $.05 per right at any time until the fifteenth day (subject to certain limited extensions) following public announcement that a 20% position has been acquired.

NOTE J--EMPLOYEE BENEFIT PLANS

     Through December 31, 1997, the Company had one employee savings plan for substantially all full-time and part- time U.S. employees. The Employees' Savings Plan was available to existing Company employees prior to the

                                 BANCTEC, INC.

acquisition of Recognition. The ESOP Flex/Save Plan was available to existing Recognition employees prior to the acquisition. Effective January 1, 1996, the ESOP Flex/Save Plan was merged with the existing Employees' Savings Plan.

     The Employees' Savings Plan allows substantially all full-time and part-time U.S. employees to make contributions defined by Section 401(k) of the Internal Revenue Code. During the twelve months ended December 31, 1997 and 1996, the Company elected to contribute 69,492 shares and 69,491 shares, respectively, which were allocated based on compensation. During the nine months ended December 31, 1995 the Company contributed 2.0% of the qualifying participant's base salary. Amounts expensed under the plan for the period noted were $1,863,000, $1,177,000, and $691,000, respectively.

     Shares allocated to the ESOP Flex/Save Plan during the nine months ended December 31, 1995 were 52,118. Amounts expensed under this plan for the period noted were $827,000.

     The Company provides no material postretirement benefits to its employees.

NOTE K--COMMITMENTS AND CONTINGENCIES

 Leases

     The Company leases certain sales and service office facilities and equipment under non-cancelable operating leases expiring through year 2010. Total Company rent expense for the twelve months ended December 31, 1997 and 1996, and the nine months ended December 31, 1995, was $8,454,000, $9,155,000, and $6,772,000, respectively.

     Future minimum payments under non-cancelable operating leases are approximately as follows:

        CALENDAR YEAR                   (IN THOUSANDS)
        ---------------                 --------------
        1998...........................       $ 9,109
        1999...........................         7,092
        2000...........................         4,693
        2001...........................         3,602
        2002...........................         2,375
        Thereafter.....................         4,782
                                              -------
                                              $31,653
                                              =======

     The Company has the option to renew operating leases on its facilities at the end of the current lease terms.

 Litigation

     The Company and its subsidiaries are parties to various legal proceedings. Although the ultimate disposition of such proceedings is not presently determinable, in the opinion of the Company, any liability that may ensue would not have a significant impact on the financial position or results of operations of the Company.

 Derivative Financial Instruments

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate risks.

                                 BANCTEC, INC.

     Interest rate cap agreements are used to reduce the potential impact of increases in interest rates on floating-rate long-term debt. As discussed in Note F, the Company had one interest rate cap agreement in effect at December 31, 1996, which expired in May 1997.

NOTE L--GEOGRAPHIC OPERATIONS

     The Company operates in the following geographic areas: the United States, Europe, and other international areas consisting primarily of Australia, Japan and Canada. Interarea sales to affiliates are accounted for at established transfer prices.

     Sales and operating income for the twelve months ended December 31, 1997 and 1996, and the nine months ended December 31, 1995, and identifiable assets at the end of each of those periods, classified by geographic area, are as follows:

                                                                    OTHER
                                     UNITED STATES    EUROPE    INTERNATIONAL   ELIMINATIONS   CONSOLIDATED
                                     --------------  ---------  --------------  -------------  -------------
                                                                (IN THOUSANDS)
Twelve months ended
December 31, 1997
  Sales to unaffiliated customers..       $427,943   $111,891         $63,700       $     --       $603,534
  Interarea sales to affiliates....         36,518      2,985              --        (39,503)            --
  Operating income.................         64,050     11,863           6,170         (7,749)        74,334
  Identifiable assets..............        429,799     68,595          37,854        (34,209)       502,039
Twelve months ended
 December 31, 1996
  Sales to unaffiliated customers..       $393,635   $ 92,624         $67,743       $     --       $554,002
  Interarea sales to affiliates....         36,021      3,117              38        (39,176)            --
  Operating income.................         63,293      7,486           4,302        (10,996)        64,085
  Identifiable assets..............        411,766     68,370          36,437        (49,278)       467,295
Nine months ended
 December 31, 1995
  Sales to unaffiliated customers..       $285,947   $ 56,855         $41,182       $     --       $383,984
  Interarea sales to affiliates....         10,096        655              --        (10,751)            --
  Operating loss...................        (51,073)    (2,987)         (5,235)        (4,676)       (63,971)
  Identifiable assets..............        351,517     69,518          37,692        (18,379)       440,348

NOTE M--RELATED PARTIES

     In fiscal 1992, the Company and Thomson established a joint venture company, ScanData Holding N.V. (now BancTec Holding N.V.), with exclusive rights to market and service various products provided by the Company and Thomson in specified territories, consisting of continental Europe, Scandinavia and North Africa. On March 15, 1996, the Company purchased Thomson's interest in ScanData Holding N.V. for cash of approximately $7,200,000.

                                 BANCTEC, INC.

NOTE N--SUMMARIZED QUARTERLY DATA (UNAUDITED)

                                                  YEAR ENDED DECEMBER 31, 1997
                                        ------------------------------------------------
                                           Q1        Q2        Q3        Q4      TOTAL
                                        --------  --------  --------  --------  --------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue...............................  $142,353  $151,299  $150,530  $159,352  $603,534
Gross profit..........................    43,187    45,295    46,314    48,080   182,876
Net income before extraordinary item..    10,027    10,603    10,787    11,197    42,614
Net income............................    10,027    10,603    10,787    10,735    42,152
Basic income per share before
 extraordinary item...................  $   0.48  $   0.49  $   0.50  $   0.52  $   2.00
Basic income per share................  $   0.48  $   0.50  $   0.50  $   0.50  $   1.98
Diluted income per share before
 extraordinary item...................  $   0.46  $   0.48  $   0.48  $   0.50  $   1.92
Diluted income per share..............  $   0.46  $   0.48  $   0.48  $   0.48  $   1.90

                                                  YEAR ENDED DECEMBER 31, 1996
                                        ------------------------------------------------
                                           Q1        Q2        Q3        Q4      TOTAL
                                        --------  --------  --------  --------  --------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue...............................  $140,053  $133,994  $136,422  $143,533  $554,002
Gross profit..........................    40,344    40,069    40,425    41,894   162,732
Net income............................     8,682     9,266     9,296     9,857    37,101
Basic income per share................  $   0.43  $   0.45  $   0.46  $   0.47  $   1.82
Diluted income per share..............  $   0.42  $   0.44  $   0.44  $   0.46  $   1.76

                                                  NINE MONTHS ENDED DECEMBER 31, 1995
                                                ----------------------------------------
                                                   Q1        Q2        Q3        TOTAL
                                                --------  --------  ---------  ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue.....................................    $124,659  $134,322  $125,003   $383,984
Gross profit................................      36,554    37,110   (12,183)    61,481
Net income (loss)...........................       3,679     4,657   (61,817)   (53,481)
Basic income (loss) per share...............    $   0.19  $   0.24  $  (3.12)  $  (2.71)
Diluted income (loss) per share.............    $   0.19  $   0.24  $  (3.12)  $  (2.71)

     The quarter ended December 31, 1995, includes pretax charges of $85,187,000 during the third quarter. See Note D for a further discussion of these charges.

     Due to the impact of stock prices on the computation of earnings per share, income per share presented may not equal the sum of the quarters.

                                 BANCTEC, INC.

NOTE O--EARNINGS PER SHARE

     In accordance with SFAS 128, "Earnings Per Share", the Company has computed basic and diluted earnings per share using the treasury stock method.

                                                        TWELVE MONTHS   TWELVE MONTHS    NINE MONTHS
                                                            ENDED           ENDED           ENDED
                                                         DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                                             1997            1996           1995
                                                        --------------  --------------  -------------
BASIC:
Net Income (loss).....................................    $42,152,000     $37,101,000   $(53,481,000)
                                                          ===========     ===========   ============

Shares outstanding at beginning period................     20,796,935      19,918,735     19,681,429
Weighted average number of shares repurchased or
 held in treasury stock during the period.............        (59,001)        (29,936)       (29,936)
Weighted average shares issued during the period......        621,375         451,762        101,975
                                                          -----------     -----------   ------------
Weighted average number of shares outstanding, as
 adjusted.............................................     21,359,309      20,340,561     19,753,468
                                                          ===========     ===========   ============
Basic income (loss) per common and common
 equivalent share.....................................    $      1.97     $      1.82   $      (2.71)
                                                          ===========     ===========   ============
DILUTED:
Net Income (loss).....................................    $42,152,000     $37,101,000   $(53,481,000)
Add after tax interest expense applicable to 7 1/4%
 convertible subordinated debentures..................      1,879,000       2,100,000             --
                                                          -----------     -----------   ------------
Net Income (loss), as adjusted........................    $44,031,000     $39,201,000   $(53,481,000)
                                                          ===========     ===========   ============

Shares outstanding at beginning of period.............     20,796,935      19,918,735     19,681,429
Weighted average number of shares repurchased or
 held in treasury stock during the period.............        (59,001)        (29,936)       (29,936)
Weighted average shares issued during the period and
 shares issuable from assumed exercise of stock
 options reduced by the number of shares which could
 have been purchased with the proceeds from
 exercise of such options and unearned
 compensation on restricted stock awards..............      1,040,218         840,019        101,975
                                                          -----------     -----------   ------------
Weighted average number of shares outstanding, as
 adjusted excluding 7 1/4% convertible subordinated
 debentures...........................................     21,778,152      20,728,818     19,753,468
                                                          ===========     ===========   ============
Diluted income (loss) per common and common
 equivalent share excluding 7 1/4 convertible
 subordinated debentures..............................    $      1.94     $      1.79   $      (2.71)
                                                          ===========     ===========   ============
Weighted average shares issuable assuming
 conversion of 7 1/4% convertible subordinated
 debentures...........................................      1,424,897       1,588,241             --
Weighted average number of shares outstanding, as
 adjusted.............................................     23,203,049      22,317,059     19,753,468
                                                          -----------     -----------   ------------
Diluted income (loss) per common and common
 equivalent share.....................................    $      1.90     $      1.76   $      (2.71)
                                                          ===========     ===========   ============

                                 BANCTEC, INC.

     For the nine months ended December 31, 1995, the following items were not considered because they were antidilutive: (1) $2,126,000 of interest expense related to the 7 1/4% convertible subordinated debentures, (2) 539,229 shares issuable from assumed exercise of stock options reduced by the number of shares which could have been purchased with the proceeds from exercise of such options and unearned compensation on restricted stock awards, and (3) 1,821,920 shares issuable assuming conversion of 7 1/4% convertible subordinated debentures.

                                 BANCTEC, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                          JUNE 30,     DECEMBER 31,
                                                                            1998          1997
                                                                         ----------    ----------
                                                                         (UNAUDITED)
                                 ASSETS

CURRENT ASSETS:
 Cash and cash equivalents..............................................   $ 47,167      $ 21,686
 Short-term investments including restricted amounts of $154 at
  December 31, 1997.....................................................        282           308
  Accounts receivable, less allowance for doubtful accounts of $7,489
   at June 30, 1998 and $8,100 at December 31, 1997.....................    158,107       156,911
 Inventories............................................................     78,716        86,847
 Current deferred tax asset.............................................     17,133        17,133
 Other..................................................................     10,993         7,635
                                                                         ----------    ----------
 TOTAL CURRENT ASSETS...................................................    312,398       290,520
PROPERTY, PLANT AND EQUIPMENT--NET......................................    129,700       111,303
 GOODWILL, less accumulated amortization of $32,477 at June 30,
 1998 and $29,814 at December 31, 1997..................................     88,185        89,147
OTHER ASSETS............................................................     11,668        11,069
                                                                         ----------    ----------
TOTAL ASSETS............................................................   $541,951      $502,039
                                                                         ==========    ==========

              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Revolving credit facilities............................................   $  4,015      $ 84,139
 Current maturities of long-term debt...................................        911        11,888
 Trade accounts payable.................................................     17,356        19,793
 Other accrued expenses and liabilities.................................     55,699        71,243
 Deferred revenue.......................................................     32,993        27,278
 Income taxes...........................................................     17,704         9,185
                                                                         ----------    ----------
   TOTAL CURRENT LIABILITIES............................................    128,678       223,526
LONG-TERM DEBT, less current maturities.................................    150,818        11,854
OTHER LIABILITIES.......................................................      5,643         6,136
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
 Preferred stock--authorized, 1,000 shares of $.01 par value:
  Series A--no shares issued and outstanding............................         --            --
  Series B--no shares issued and outstanding............................         --            --
 Common stock--authorized, 45,000,000 shares of $.01 par value:
  issued 21,162,000 at June 30, 1998 and 21,808,000 at
  December 31, 1997.....................................................        212           218
 Treasury stock--317,000 shares at June 30, 1998 and 200,000 shares at
  December 31, 1997.....................................................     (7,140)       (4,692)
 Additional paid-in capital.............................................    202,086       221,234
 Retained earnings......................................................     67,752        50,119
 Foreign currency translation adjustments...............................     (4,218)       (5,129)
 Unearned compensation..................................................     (1,880)       (1,227)
                                                                         ----------    ----------
   Total stockholders' equity...........................................    256,812       260,523
                                                                         ----------    ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..............................   $541,951      $502,039
                                                                         ==========    ==========

                See notes to consolidated financial statements.

                                 BANCTEC, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                    THREE MONTHS ENDED   SIX MONTHS ENDED
                                                   -------------------  -------------------
                                                   JUNE 30,   JUNE 30,  JUNE 30,   JUNE 30,
                                                     1998       1997      1998       1997
                                                   --------   --------  --------   --------
REVENUE:
  Equipment and software.........................  $ 74,346   $ 85,486  $145,817   $162,934
  Maintenance and other services.................    71,595     65,813   142,506    130,718
                                                   --------   --------  --------   --------
                                                    145,941    151,299   288,323    293,652
COST OF SALES:
  Equipment and software.........................    50,143     56,882    97,558    109,145
  Maintenance and other services.................    55,012     49,122   107,496     96,025
                                                   --------   --------  --------   --------
                                                    105,155    106,004   205,054    205,170
                                                   --------   --------  --------   --------
     GROSS PROFIT................................    40,786     45,295    83,269     88,482

OPERATING EXPENSES:
  Product development............................     5,174      5,393     9,288     10,804
  Selling, general & administrative..............    21,041     20,527    41,331     39,193
  Goodwill amortization..........................     1,558      1,377     2,912      2,721
                                                   --------   --------  --------   --------
                                                     27,773     27,297    52,531     52,718
                                                   --------   --------  --------   --------
  INCOME FROM OPERATIONS.........................    13,013     17,998    29,738     35,764

OTHER INCOME (EXPENSE):
  Interest income................................       735        211       908        386
  Interest expense...............................    (1,329)    (1,883)   (3,056)    (3,636)
  Sundry-net.....................................      (587)       242       (38)      (279)
                                                   --------   --------  --------   --------
                                                     (1,181)    (1,430)   (2,186)    (3,529)
                                                   --------   --------  --------   --------
     INCOME BEFORE INCOME TAXES..................    11,832     16,568    27,552     32,235

INCOME TAX PROVISION.............................     4,260      5,965     9,919     11,605
                                                   --------   --------  --------   --------
NET INCOME.......................................  $  7,572   $ 10,603  $ 17,633   $ 20,630
                                                   ========   ========  ========   ========
NET INCOME PER SHARE:
  Basic..........................................  $   0.36   $   0.50  $   0.83   $   0.98
  Diluted........................................  $   0.36   $   0.48  $   0.82       0.94

COMMON SHARES AND COMMON SHARE EQUIVALENTS USED
 IN COMPUTING PER SHARE AMOUNTS:
  Basic..........................................    21,073     21,220    21,315     21,102
  Diluted........................................    21,148     23,095    21,476     22,926



                See notes to consolidated financial statements.

                                 BANCTEC, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                        SIX MONTHS ENDED
                                                                      --------------------
                                                                      JUNE 30,   JUNE 30,
                                                                        1998       1997
                                                                      ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................................  $ 17,633   $ 20,630
  Adjustments to reconcile net income to cash flows provided by operating activities
     Depreciation and amortization..................................    21,503     20,109
     Disposition of property, plant and equipment...................       205        699
     Other non-cash items...........................................    (1,701)       906
     Increase in accounts receivable................................    (1,196)    (7,597)
     (Increase) decrease in inventories.............................      (101)     2,709
     Increase in other assets.......................................    (3,957)    (4,013)
     Decrease in trade accounts payable.............................    (2,437)    (3,281)
     Increase (decrease) in deferred revenue........................     5,715     (7,428)
     Increase (decrease) in other accrued expenses and liabilities..    (7,947)     5,982
                                                                      --------   --------
        CASH FLOWS PROVIDED BY OPERATING ACTIVITIES.................    27,717     28,716

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment........................   (28,472)   (30,432)
  Purchase of businesses, net of cash acquired......................    (2,041)        --
  Other.............................................................        --         53
                                                                      --------   --------
     CASH FLOWS USED IN INVESTING ACTIVITIES........................   (30,513)   (30,379)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of current portion of long-term debt and capital lease
    obligations.....................................................   (11,455)    (5,692)
  Net proceeds from long-term borrowings............................   139,442      1,080
  Net (payments) proceeds from short-term borrowings................   (79,750)       591
  Repurchase of common stock........................................   (24,491)        --
  Proceeds from sales and issuances of common stock.................     3,502      5,828
                                                                      --------   --------
        CASH FLOWS PROVIDED BY (USED IN) FINANCING
         ACTIVITIES.................................................    27,248      1,807

EFFECT OF EXCHANGE RATE CHANGES ON CASH.............................     1,029     (1,302)
                                                                      --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS................    25,481     (1,158)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD......................    21,686     22,872
                                                                      --------   --------
CASH AND CASH EQUIVALENTS, END OF PERIOD............................  $ 47,167   $ 21,714
                                                                      ========   ========
SUPPLEMENTAL DISCLOSURE INFORMATION:
  Cash paid during the period for:..................................
     Interest.......................................................  $  2,218   $  2,023
     Income taxes...................................................     5,749      3,614



See notes to consolidated financial statements.

                                 BANCTEC, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                 (UNAUDITED)

1. BASIS OF PRESENTATION AND OTHER ACCOUNTING INFORMATION

     The accompanying unaudited balance sheet at June 30, 1998, and the consolidated statements of operations and cash flows for the interim periods ending June 30, 1998 and June 30, 1997 should be read in conjunction with the consolidated financial statements and notes set forth in the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. In the opinion of management, the accompanying consolidated financial statements contain all material adjustments, consisting principally of normal recurring adjustments, necessary for a fair presentation of the results of operations.

     Basic income per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted income per share is computed by dividing net income by the weighted average number of common shares outstanding adjusted to reflect the assumed exercise of all outstanding stock options which are dilutive and adjusted for the assumed conversion of convertible debt. The Company adopted SFAS No. 128, "Earnings per Share" effective December 31, 1997. As a result, the Company's reported income per share for all periods prior to December 31, 1997, was restated.

     Certain amounts have been reclassified to conform with the current quarter presentation.


2.  INVENTORIES CONSISTED OF THE FOLLOWING:


                                                 JUNE 30,  DECEMBER 31,
                                                   1998        1997
                                                 --------  ------------
                                                     (IN THOUSANDS)
   Raw materials.............................     $30,363       $41,293
   Work-in-progress..........................       7,507         7,883
   Finished goods............................      40,846        37,671
                                                  -------       -------
                                                  $78,716       $86,847
                                                  =======       =======


3.  PROPERTY, PLANT AND EQUIPMENT CONSISTED OF THE FOLLOWING:

                                                   JUNE 30,   DECEMBER 31,
                                                     1998         1997
                                                  ----------  -------------
                                                       (IN THOUSANDS)
   Land.......................................    $   3,030      $   3,030
   Field support spare parts..................      103,236        110,297
   Machinery and equipment....................       64,668         62,203
   Furniture, fixtures and other..............       61,738         48,898
   Building...................................       28,658         27,488
                                                  ---------      ---------
                                                    261,330        251,916
   Accumulated depreciation...................     (131,630)      (140,613)
                                                  ---------      ---------
                                                  $ 129,700      $ 111,303
                                                  =========      =========

                                 BANCTEC, INC.

                                  (UNAUDITED)

4.  OTHER ACCRUED EXPENSES AND LIABILITIES CONSISTED OF THE FOLLOWING:

                                                  JUNE 30,  DECEMBER 31
                                                    1998       1997
                                                  --------  -----------
                                                    (IN THOUSANDS)
    Salaries, wages and other compensation..       $15,927   $18,878
    Advances from customers.................        10,440    16,441
    Accrued taxes, other than income taxes..         4,959     9,219
    Accrued invoices and costs..............         7,869     8,582
    Accrued merger charges and other costs..           759     2,902
    Other...................................        15,745    15,221
                                                   -------   -------
                                                   $55,699   $71,243
                                                   =======   =======

5.  EARNINGS PER SHARE

                                                                         THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                     --------------------------  --------------------------
                                                                       JUNE 30,      JUNE 30,      JUNE 30,      JUNE 30,
                                                                         1998          1997          1998          1997
                                                                     ------------  ------------  ------------  ------------
  BASIC:
  Net Income.......................................................  $ 7,572,000   $10,603,000   $17,633,000   $20,630,000
                                                                     ===========   ===========   ===========   ===========
  Shares issued at beginning of period.............................   21,631,582    21,220,026    21,809,678    20,796,935
  Weighted average number of shares repurchased or held in
    treasury stock during the period...............................     (569,427)      (29,936)     (651,025)      (29,936)
  Weighted average shares issued during the period.................       10,677        29,790       156,002       334,699
                                                                     -----------   -----------   -----------   -----------
  Weighted average number of shares outstanding, as adjusted.......   21,072,832    21,219,880    21,314,655    21,101,698
                                                                     ===========   ===========   ===========   ===========
  Basic income per common and common equivalent share..............  $      0.36   $      0.50   $      0.83   $      0.98
                                                                     ===========   ===========   ===========   ===========
  DILUTED:
  Net Income.......................................................  $ 7,572,000   $10,603,000   $17,633,000   $20,630,000
  Add after tax interest expense applicable to 7 1/4% convertible
    subordinated debentures........................................           --       507,000            --     1,014,000
  Net Income as adjusted...........................................  $ 7,572,000   $11,110,000   $17,633,000   $21,644,000
                                                                     ===========   ===========   ===========   ===========
  Shares issued at beginning of period.............................   21,631,582    21,220,026    21,809,678    20,796,935
  Weighted average number of shares repurchased or held in
    treasury stock during the period...............................     (569,427)      (29,936)     (651,025)      (29,936)
  Weighted average shares issued during the period and shares issuable from assumed exercise of stock options reduced by the number of shares which could have been purchased with
    the proceeds from exercise of such options and unearned
    compensation on restricted stock awards........................       85,628       366,399       317,691       620,112
                                                                     -----------   -----------   -----------   -----------
  Weighted average number of shares outstanding, as adjusted
    excluding 7 1/4% convertible subordinated debentures...........   21,147,783    21,556,489    21,476,344    21,387,111
                                                                     ===========   ===========   ===========   ===========
  Diluted income per common and common equivalent share
    excluding 7 1/4% convertible subordinated debentures...........  $      0.36   $      0.49   $      0.82   $      0.96
                                                                     ===========   ===========   ===========   ===========
  Weighted average shares issuable assuming conversion of
    7 1/4% convertible subordinated debentures.....................           --     1,538,720            --     1,538,720
  Weighted average number of shares outstanding as adjusted........   21,147,783    23,095,209    21,476,344    22,925,831
                                                                     -----------   -----------   -----------   -----------
  Diluted income per common and common equivalent share............  $      0.36   $      0.48   $      0.82   $      0.94
                                                                     ===========   ===========   ===========   ===========

                                 BANCTEC, INC.

                                  (UNAUDITED)


  At June 30, 1998 and 1997, 689,604 stock options and 28,716 stock options, respectively, were not considered to be common stock equivalents in the computation of diluted weighted average shares outstanding because they were antidilutive. Exercise prices on such antidilutive stock options ranged from $24.56 to $25.81 per share and $23.31 to $24.75 per share, respectively, at June 30, 1998 and 1997.

6.  COMPREHENSIVE INCOME

    In June 1997, SFAS No. 130, "Reporting Comprehensive Income" was issued. The Company has adopted this standard which requires disclosure of comprehensive income and its components in the financial statements. For the Company, comprehensive income includes net income and foreign currency translation adjustments. The components of comprehensive income for the three months and six months ended June 30, 1998 and 1997 are as follows:

                                                          THREE MONTHS ENDED          SIX MONTHS ENDED
                                                          ------------------        -------------------
                                                          JUNE 30,  JUNE 30,        JUNE 30,   JUNE 30,
                                                            1998      1997            1998       1997
                                                          --------  --------        --------   --------
                                                                      (DOLLARS IN THOUSANDS)
Net income...........................................       $7,572   $10,603        $ 17,633   $ 20,630
Foreign currency translation adjustments.............          738        93             911     (1,619)
                                                          --------  --------        --------   --------
Total comprehensive income...........................     $  8,310  $ 10,696        $ 18,544   $ 19,011
                                                          ========  ========        ========   ========

================================================================================
  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY INITIAL PURCHASER OF THE OLD NOTES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----


Incorporation by Reference................................................    2
Available Information.....................................................    3
Forward-Looking Statements................................................    3
Summary...................................................................    4
Holding Company Structure.................................................   11
Use of Proceeds...........................................................   12
Capitalization............................................................   12
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations............................................................   13
The Company...............................................................   17
The Exchange Offer........................................................   24
Description of New Notes..................................................   31
Book-Entry; Delivery and Form.............................................   40
Certain United States Federal Income
 Tax Considerations.......................................................   42
Plan of Distribution......................................................   43
Legal Matters.............................................................   43
Experts...................................................................   43
Index to Financial Statements.............................................  F-1


================================================================================

================================================================================

                                 $150,000,000



                                 BANCTEC, INC.



                                 7.50% SENIOR
                                NOTES DUE 2008



                              -------------------
                                  PROSPECTUS
                                August 28, 1998
                              -------------------



================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

DIRECTOR LIABILITY

          Article Tenth of the Restated Certificate of Incorporation of the Registrant provides that the Registrant must indemnify its officers and directors to the fullest extent permitted by the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, the Registrant generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Registrant, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if the person is adjudged to be liable to the registrant unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant also has the power to purchase and maintain insurance liability insurance which indemnifies the directors and officers of the Registrant against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such. The Restated Certificates of Incorporation of the Registrant eliminates the liability of its directors for monetary damages for breach of their fiduciary duty as directors. This provision, however, does not eliminate a director's liability (i) for any breach of the director's duty loyalty to the registrant or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which a director derived an improper personal benefit.

          The Company has entered into certain agreements ("Indemnification Agreements") with each of its directors and officers designed to give effect to the foregoing provisions of the Restated Certificate of Incorporation and to provide certain additional assurances against the possibility of uninsured
liability.   These provisions and the Indemnification Agreements will not alter the liability of Directors of the Company under federal securities laws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  EXHIBITS:

Exhibit
Number    Description of Exhibits
------    -----------------------

  3.1(1)  --  Amended and Restated Certificate of Incorporation of the
              Registrant, as amended
  3.2(1)  --  Bylaws of the Registrant
    4.1   --  Exchange and Registration Rights Agreement dated Securities Inc,
              Goldman, Sachs & Co. and May 22, 1998 by and among the Registrant,
              Chase NationsBanc Montgomery Securities LLC
    4.2   --  Indenture dated May 22, 1998 by and between the Registrant and The
              First National Bank of Chicago
    5.1   --  Opinion of Vinson & Elkins L.L.P.
 10.1(1)  --  Credit Agreement dated February 22, 1996, among Bank National
              Association, as Agent the Registrant, its subsidiaries and Texas
              Commerce
 10.2     --  First Amendment to Loan Documents dated May 22, Chase Bank of
              Texas, N.A. (formerly known as 1998, among the Registrant, its subsidiaries and Texas Commerce Bank National Association), as
              agent
 10.3(1)  --  BancTec, Inc. 1989 Stock Plan.
 10.4(2)  --  BancTec, Inc. 1994 Stock Plan.
 10.5(3)  --  BancTec, Inc. Deferred Compensation Plan.
 10.6(3)  --  BancTec, Inc. 1996 Employee Stock Purchase Plan.
 10.7(1)  --  Employment Agreement dated as of November 5, 1995 Jr. between the
              Registrant and Grahame N. Clark,
 10.8(1)  --  Employment Agreement dated November 5, 1995 between the Registrant and Tod V. Mongan.
 10.9(1)  --  Employment Agreement dated September 27, 1995 between the
              Registrant and Raghavan Rajaji.
10.10(3)  --  Form of Indemnification Agreement between the Registrant and each of its Directors and Officers.
10.11(4)  --  Rights Agreement dated May 26, 1998, between the Registrant and
              American Stock Transfer & Trust Company
  12.1*   --  Computation of Ratio of Earnings to Fixed Charges
 21.1(3)  --  Subsidiaries of the Company
  23.1*   --  Consent of Arthur Andersen LLP, Independent Public Accountants
   23.2   --  Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)
   24.1   --  Powers of Attorney (set forth on signature page)
   25.1   --  Form T-1 of The First National Bank of Chicago
  27.1*   --  Financial Data Schedule
   99.1   --  Form of Letter of Transmittal
   99.2   --  Form of Notice of Guaranteed Delivery

-------------------

*   Filed herewith.
(1) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.
(2) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended March 27, 1994.
(3) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.
(4) Incorporated by reference to the Registrant's Registration Statement on Form 8-A dated June 2, 1998.

(b) FINANCIAL STATEMENT SCHEDULES:

    The following financial statement schedule is included in this Registration
    Statement:

    Report of Independent Public Accountants
    II -- Valuation and Qualifying Accounts

ITEM 22.  UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

      (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement when it becomes effective;

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

      The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

      The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Third Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 28/th/ day of August, 1998.

                                    BANCTEC, INC.


                                    By:    /s/ Grahame N. Clark, Jr.
                                       -------------------------------------
                                         Grahame N. Clark, Jr.,
                                         Chairman of the Board, President
                                         and Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the date indicated.



            SIGNATURE                               CAPACITY                        DATE
            ---------                               --------                        ----

               *                       Chairman of the Board, President, Chief             August 28, 1998
---------------------------------      Executive Officer and Director (Principal
      Grahame N. Clark, Jr.            Executive Officer)

               *                       Senior Vice President, Treasurer and                August 28, 1998
---------------------------------      Chief Financial Officer
        Raghavan Rajaji                (Principal Financial Officer)

               *                       Controller (Principal Accounting Officer)           August 28, 1998
---------------------------------
         Scott J. Wilson

               *                       Director                                            August 28, 1998
---------------------------------
         Rawles Fulgham

               *                       Director                                            August 28, 1998
---------------------------------
       Michael E. Faherty

               *                       Director                                            August 28, 1998
---------------------------------
          Paul J. Ferri

               *                       Director                                            August 28, 1998
---------------------------------
           A.A. Meitz

               *                       Director                                            August 28, 1998
---------------------------------
        Michael D. Stone

*By:  /s/ Grahame N. Clark, Jr.        Attorney-in-Fact                                    August 28, 1998
    -----------------------------
          Grahame N. Clark, Jr.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of BancTec, Inc.:

         We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements included in BancTec, Inc.'s Registration Statement on Form S-4, and have issued our report thereon dated January 27, 1998. Our audits were made for the purpose of forming an opinion on those consolidated financial statements taken as a whole. The schedule set forth in the registration statement is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                                             Arthur Andersen LLP


Dallas, Texas
January 27, 1998

                                   SCHEDULE  II

                                 BANCTEC, INC.
                       VALUATION AND QUALIFYING ACCOUNTS

                For the Six Months Ended June, 1998, the Twelve
               Months Ended December 31, 1997 and 1996, and the
                      Nine Months Ended December 31, 1995


                                                            Additions
                                              Balance at    charged to                      Balance at
                                              beginning     costs and                         end of
  Allowance for Doubtful Accounts             of period      expenses    Deductions (A)       period
-----------------------------------         -------------  ------------  ---------------   -------------
Six months ended June 30, 1998                 $ 8,100       $   59          ($670)            $ 7,489
(unaudited)

Twelve months ended December 31, 1997          $ 9,627       $3,091        ($4,618)            $ 8,100

Twelve months ended December 31, 1996          $11,571       $1,252        ($3,196)            $ 9,627

Nine months ended December 31, 1995            $ 4,313       $8,471        ($1,213)            $11,571

--------------------------------------------
(A)  Write-off of uncollectible accounts